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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Investment Technology Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 23, 2014

Dear Fellow Stockholder:

        You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Investment Technology Group, Inc. Our 2014 Annual Meeting will be held on Thursday, June 12, 2014 at 11:30 a.m., New York City time. You will be able to attend the 2014 Annual Meeting and vote during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ITG2014 and inputting your unique 12-digit control number included on your Notice Regarding the Availability of Proxy Materials or your proxy card.

        We are pleased to again be taking advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders electronically because we believe that the e-proxy process expedites our stockholders' receipt of proxy materials, lowers the costs of distribution and reduces the environmental impact of our Annual Meeting. In accordance with this rule, on or about April 29, 2014, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the close of business on April 16, 2014. The Notice contains instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 ("2013 Annual Report") and vote online.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement, which you are urged to read carefully.

        Your vote is very important to us. Whether or not you plan to attend the meeting, your shares should be represented and voted. After reading the Proxy Statement, please vote your shares through the Internet or the designated toll-free telephone number or, if you received your proxy materials by mail, you can sign and date the enclosed proxy card and return it in the envelope provided to you. Please refer to the section entitled "How do I vote and what are the voting deadlines?" in the Voting Instructions and Information section of the Proxy Statement for a description of these voting methods. We must receive votes submitted via mail, the Internet or touch-tone telephone by 11:59 p.m. New York time on June 11, 2014 in order for them to be counted at the Annual Meeting.

        We are looking forward to our 2014 Annual Meeting of Stockholders. Thank you for your continued support of Investment Technology Group, Inc.

Sincerely,

Robert C. Gasser	Maureen O'Hara
Director, President and Chief Executive Officer	Chairman of the Board of Directors

Investment Technology Group, Inc.
One Liberty Plaza
165 Broadway, 5th Floor
New York, New York 10006

Notice of Annual Meeting of Stockholders
To Be Held June 12, 2014

TIME AND DATE	11:30 a.m., New York City time, on Thursday, June 12, 2014.
PLACE	You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/ITG2014 where you will be able to vote electronically during the meeting.
ITEMS OF BUSINESS
(1) to elect seven (7) directors to the Investment Technology Group, Inc. Board of Directors (our "Board of Directors" or "Board") to serve until the next annual meeting or until successors have been duly elected and qualified.
(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.
(3) to approve on an advisory basis the compensation of our named executive officers.
(4) to transact such other business as may properly come before the Annual Meeting or any one or more adjournments thereof.
This Proxy Statement more fully describes these proposals.
RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on April 16, 2014.
PROXY VOTING
Please vote your shares through the Internet or the designated toll-free telephone number or, if you received your proxy materials by mail, you can sign and date the enclosed proxy card and return it in the envelope provided to you.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 12, 2014. The Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com

By Order of the Board of Directors,

P. Mats Goebels Corporate Secretary

New York, New York
April 23, 2014

VOTING INSTRUCTIONS AND INFORMATION

Who is entitled to vote at the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of Investment Technology Group, Inc. (the "Company" or "ITG")?

        Holders of our common stock as of the close of business on April 16, 2014 (the "Record Date") may vote at the Annual Meeting. On the Record Date, 35,999,271 shares of our common stock were outstanding and entitled to vote at the Annual Meeting.

        Stockholders at the close of business on the Record Date may examine a list of all stockholders of record as of the Record Date for any purpose germane to the Annual Meeting for ten days preceding, or at, the Annual Meeting.

How many votes do I have?

        You are entitled to one vote for each share of common stock you own for each matter to be voted on at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are three proposals scheduled to be voted on at the meeting:

  •
  Election of seven (7) directors to serve until the next annual meeting or until their successors have been duly elected and qualified.

  •
  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A representative of KPMG LLP is expected to be in attendance at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

  •
  Advisory (non-binding) vote to approve named executive officer compensation (commonly referred to as the "say-on-pay" proposal).

How does the Board of Directors recommend I vote?

        Our Board of Directors recommends that you vote:

  •
  FOR each of the nominees to the Board of Directors.

  •
  FOR ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2014.

  •
  FOR the approval of the compensation of our named executive officers.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholders of Record.    You are a stockholder of record if, at the close of business on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Computershare Trust Company. This Notice and Proxy Statement and any accompanying documents have been provided directly to you by the Company.

        Beneficial Owner.    You are a beneficial owner if, at the close of business on the Record Date, your shares were held by a brokerage firm, bank or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in "street name" and this Notice and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of KPMG as our independent registered public accounting firm. Please see "What if I do not specify how my shares are to be voted?" below for additional information.

How do I vote and what are the voting deadlines?

        Stockholders of Record.    If you are a stockholder of record, you may vote in the following ways:

  •
  By Internet.  You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. If you vote by Internet, you do not need to return a proxy card by mail. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials or your proxy card in order to vote by Internet. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., New York time, on June 11, 2014.

  •
  By Telephone.  You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. If you vote by telephone, you do not need to return a proxy card by mail. You will need the 12-digit Control Number included on your Notice Regarding the Availability of Proxy Materials or your proxy card in order to vote by telephone. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on June 11, 2014.

  •
  By Mail.  If you have received a printed copy of the proxy materials from us by mail, you may vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. To be valid, your vote by mail must be received by June 11, 2014.

  •
  At the Annual Meeting.  You can vote your shares during the annual meeting via the Internet by following the instructions at www.virtualshareholdermeeting.com/ITG2014.

        Beneficial Owners.    If you are a beneficial owner, you may vote by submitting voting instructions to your broker or other nominee holding your shares. You should follow the instructions in the Notice Regarding the Availability of Proxy Materials or voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted via the Internet at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

        Stockholders of Record.    Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may revoke your proxy and change your vote by:

  •
  Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., New York time, on June 11, 2014;

  •
  Submitting a properly-signed proxy card with a later date that is received no later than June 11, 2014;

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  Attending the Annual Meeting and voting via www.virtualshareholdermeeting.com/ITG2014; or

  •
  Sending a written statement to that effect to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Corporate Secretary, provided that any such statement is received no later than June 11, 2014.

        Beneficial Owners.    If you are a beneficial owner, you may submit new voting instructions by contacting your broker or other nominee. You may also change your vote or revoke your proxy at the Annual Meeting or online, provided that you obtain a legal proxy, executed in your favor, from the broker or other nominee giving you the right to vote the shares.

        Attending the annual meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

 How are votes counted?

        If you properly submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

What will happen if I do not vote my shares?

        Stockholders of Record.    If you are a stockholder of record and you do not vote via the Internet, by telephone, by proxy card, or via the Internet at the Annual Meeting, your shares will not be voted at the Annual Meeting.

        Beneficial Owners.    If you are the beneficial owner of your shares, and you do not instruct your broker or nominee on how to vote your shares, your broker or nominee may exercise its discretion to vote on some proposals at the Annual Meeting, but not all. Under the rules of the New York Stock Exchange ("NYSE"), your broker or nominee does not have discretion to vote your shares on non-routine matters such as the proposals related to the election of directors and approval of executive compensation. However, your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of our independent registered public accounting firm and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?

        Stockholders of Record.    If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions on the proxy, your shares will be voted as follows: FOR the election of ITG's director nominees; FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2014; and FOR the approval of the Company's named executive officer compensation; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

        Beneficial Owners.    If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on your behalf. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the proposals related to the election of directors and approval of named executive officer compensation. However, your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of our independent registered public accounting firm and any other routine matters properly presented for a vote at the Annual Meeting.

How many votes are required to approve each proposal?

        The election of directors will be determined by a plurality of the votes cast. For each of the other proposals, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter will be required for approval.

 What is the effect of withheld votes, abstentions and broker non-votes?

        Abstentions and Withheld Votes.    With respect to the election of directors, you may vote FOR, WITHHOLD, or FOR ALL EXCEPT. With respect to all other proposals, you may vote FOR, AGAINST or ABSTAIN. If you WITHHOLD from voting on the election of directors, it will have no effect on the election of directors. If you ABSTAIN from voting on proposals related to the approval of named executive officer compensation or the ratification of the appointment of our independent registered public accounting firm, the abstention will have the same effect as an AGAINST vote.

        Broker Non-Votes.    Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. The proposal related to the ratification of the appointment of KPMG LLP is considered a routine matter and a broker will be permitted to exercise its discretion. All of the other proposals, meaning those related to the election of directors and named executive officer compensation are considered non-routine matters and a broker will lack the authority to vote uninstructed shares at its discretion on these proposals. Accordingly, if you are a beneficial owner and you do not submit voting instructions to your broker, your shares will not have any effect on the outcome of the election of the director nominees at the Annual Meeting or the advisory vote pertaining to the compensation of the Company's named executive officers.

How many votes are required to transact business at the Annual Meeting?

        A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Abstentions, withhold votes and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A properly completed proxy indicating "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who pays for the expenses of this proxy solicitation?

        We bear the cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies on behalf of our Board of Directors through regular and electronic mail, telephone, fax and personal contact. Alliance Advisors, LLC has been retained to assist in soliciting proxies for a fee of $10,000, plus distribution costs and other expenses. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of our stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

Could other matters be decided at the Annual Meeting?

        We do not expect any other items of business to be brought before the Annual Meeting. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to the persons named on the proxy card with respect to any other matters that might be brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

 Annual Report to Stockholders, Proxy Statement, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Board Committee Charters

        Our 2013 Annual Report and this Proxy Statement are available through our website at http://investor.itg.com, under SEC Filings and at www.proxyvote.com. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which govern our directors, officers and employees, and the charters for each of our Audit, Compensation and Nominating and Corporate Governance Committees are available on our website at www.itg.com/corporate-governance/. You may also obtain a copy of such documents by writing to: Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attn: Investor Relations.

PROPOSAL ON
ELECTION OF DIRECTORS

        The number of directors to be elected at the Annual Meeting has been fixed at seven (7) by our Board of Directors. Such directors will be elected to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

        Each nominee listed below has been nominated for election by the Nominating and Corporate Governance Committee of our Board of Directors and has consented to serve as a director if elected. In the event that any nominee is unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the Board of Directors.

        The Board of Directors has determined that Messrs. Cheng, Dodds, Jones, O'Hara, Wood and Ms. O'Hara are "independent" within the meaning of the NYSE listing standards. Ms. O'Hara and Mr. O'Hara are not related. Our Board of Directors' standards for determining director independence are available on our website at www.itg.com/corporate-governance/.

 Nominees to Board of Directors

        The following information is submitted concerning the nominees for election as directors. When assessing the qualifications of a particular person to serve as a director, our Nominating and Corporate Governance Committee and our Board of Directors consider an individual candidate's experience as well as the collective experience of our Board members taken as a whole. The members of our Board have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance, technology and legal experience, extensive senior management experience in the financial services industry and insights on market structure issues. Certain members also possess valuable historical knowledge of the Company and our specific industry by virtue of the length of their service on our Board.

Name	Age	Position
Minder Cheng	50	Director
Christopher V. Dodds	54	Director
Robert C. Gasser	49	Director, President and Chief Executive Officer
Timothy L. Jones	58	Director
Kevin J.P. O'Hara	52	Director
Maureen O'Hara	60	Chair
Steven S. Wood	56	Director

        Minder Cheng has been a director since November 2010. Mr. Cheng also currently serves as a Senior Advisor at Executive Networks, an executive peer electronic network and is a member of the board of directors of MediaCrossing Inc., an independent digital media trading company. From

December 2009 until July 2010, Mr. Cheng served as Chief Investment Officer for Index Equity and Capital Markets globally at BlackRock Inc. ("BlackRock"). Mr. Cheng joined BlackRock at the time of its 2009 merger with Barclays Global Investors ("BGI"), where he worked in a variety of capacities for the prior 10 years. Most recently, from May 2008 until December 2009, Mr. Cheng served as Chief Investment Officer of BGI's Equity and Capital Markets division worldwide. In addition, from July 2000 to May 2008, he held several other key positions at BGI, including Chief Investment Officer for active equity products and Global Head of Trading. Prior to BGI, Mr. Cheng held research, strategy and proprietary trading roles at Convergence Asset Management in Connecticut, Sumitomo Finance International in London, Salomon Brothers in Tokyo and the NYSE in New York. He holds a PhD, a MS and a MBA from the University of California at Berkeley and a BA from National Taiwan University. Mr. Cheng brings to our Board valuable insights on market structure as well as the priorities and challenges facing our major clients and a keen perspective on the Asia Pacific marketplace.

        Christopher V. Dodds has been a director since June 2008. Since 2008, Mr. Dodds has served as an Operating Executive to The Carlyle Group, a private equity firm. In addition to being a board member at Charles Schwab Bank since 2007, Mr. Dodds has also served on the board of directors of three financial services firms, Baron Capital, Avalon Advisors, and The TCW Group, since 2007, 2011 and 2013, respectively. Mr. Dodds served on the board of directors of Cost Plus Inc. from 2006 to 2009. From 1986 to 2007, Mr. Dodds held several positions at The Charles Schwab Corporation ("Schwab"). Most recently, from 1999 to 2007, Mr. Dodds served as Executive Vice President and Chief Financial Officer of Schwab, responsible for managing its financial affairs during periods of growth, retrenchment and profitability. Before being named Chief Financial Officer, Mr. Dodds held several key positions at Schwab including Corporate Controller and Corporate Treasurer. Prior to his experience at Schwab, Mr. Dodds served as a financial analyst for several firms including American Hawaii Cruises, Exxon Corporation and the Gulf Oil Corporation. Mr. Dodds brings to our Board the depth and breadth of his exposure to complex financial and accounting matters, and knowledge of the financial services industry.

        Robert C. Gasser has been a director and the President and Chief Executive Officer of the Company since October 2006. Mr. Gasser was Chief Executive Officer of NYFIX, Inc. ("NYFIX"), a provider of electronic trading services, which was acquired by NYSE Technologies, Inc. in 2009, from November 2005 to September 2006. From 2001 to 2005, Mr. Gasser served as Chief Executive Officer of NYFIX Millennium LLC, a subsidiary of NYFIX, and President of NYFIX Transaction Services Inc. and NYFIX Clearing Corporation. Mr. Gasser was Head of U.S. Equity Trading at JP Morgan from 1999 to 2001. Mr. Gasser brings to our Board strong leadership experience in the execution and financial technology business and specific knowledge of the Company by virtue of his position as President and Chief Executive Officer.

        Timothy L. Jones has been a director since March 2005. From October 2007 until July 2010, Mr. Jones was Chief Executive Officer and director of the Personal Accounts Delivery Authority ("PADA"), a non-departmental public body of the Department for Work and Pensions within the United Kingdom government. Since July 2010, Mr. Jones has been Chief Executive Officer of the National Employment Savings Trust Corporation, also a non-departmental public body of the Department for Work and Pensions within the United Kingdom government and the successor to PADA. Since September 2011, Mr. Jones has served on the board of directors of the Rotman International Centre for Pension Management. From December 2002 to January 2005, Mr. Jones was the Chief Executive Officer of Simpay Limited, a mobile phone payment system company. Mr. Jones co-founded Purseus, a company developing a new architecture for correspondent banking, and was Chief Executive Officer of Purseus from April 2000 to November 2002. Prior to that, for 17 years, Mr. Jones was at National Westminster Bank PLC where he held various positions in the Operations, Information Technology Strategy and Policy, Mondex, Electronic Markets and Retail Banking Services

divisions, eventually becoming a Managing Director in 1996 and Chief Executive of the Retail Banking Services Division in 1999. Mr. Jones brings to our Board significant executive experience and a strong background in technology issues.

        Kevin J. P. O'Hara has been a director since January 2007. Currently, Mr. O'Hara is an Adjunct Professor of Law at Northwestern University Law School. Mr. O'Hara has also been, since 2010, a principal of Kevin Seamas Enterprises, LLC, a private equity and real estate investment firm. Mr. O'Hara serves on (a) since 2008, the board of advisors of Quadriserv, Inc., a provider of technology and business model innovation to the securities lending industry, (b) since 2012, the board of managers of Pivot Point Consulting, LLC, a provider of strategic and project implementation services to healthcare organizations, (c) since 2010, the board of managers of Fippex Operations LLC, a cloud-based communications software provider, and (d) since 2013, the board of managers of PointDrive, LLC, a provider of cloud-based sales software with tracking analytics. Mr. O'Hara is also the Chairman of the Kevin J.P. O'Hara Family Foundation, a charitable trust. In 2008 and 2009, Mr. O'Hara served as Chief Executive Officer of the Trading/Exchange Divisions of Gulf Finance House in Bahrain and Dubai. From 2006 to 2007, Mr. O'Hara served as the Chief Administrative Officer and Chief Strategy Officer of CBOT Holdings, Inc. Previously, he served as Chief Administrative Officer, General Counsel and Corporate Secretary of Archipelago Holdings, Inc. from 1999 to 2006 and served as Executive Vice President and Co-General Counsel of NYSE Group, Inc. from 2005 to 2006, when NYSE Group, Inc. acquired Archipelago Holdings, Inc. Prior to joining Archipelago, Mr. O'Hara worked in Romania and Lithuania from 1995 to 1999 on the development of legal, regulatory and technology infrastructure of emerging capital markets for Financial Markets International, Inc. and The Pragma Corporation. Prior to his international experience, Mr. O'Hara worked in the Division of Enforcement of the U.S. Securities and Exchange Commission in Washington, D.C., as Senior Counsel from 1994 to 1995 and as Staff Attorney from 1991 to 1993. In 1993, Mr. O'Hara served as Special Assistant United States Attorney at the U.S. Department of Justice. From 1988 to 1991, he practiced corporate and commercial litigation at the Chicago law firm of Ross & Hardies (now McGuireWoods LLP). Mr. O'Hara brings to our Board his wide-ranging and far-reaching experience in legal, regulatory and corporate governance matters within the financial services industry.

        Maureen O'Hara has been the Chair of our board of directors since May 2007 and a director since January 2003. She was our Lead Director from January 2005 until May 2007. She is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University. She holds degrees from the University of Illinois (B.S. Economics) and Northwestern University (M.S. Economics and Ph.D. Finance). In December 2006, Ms. O'Hara joined the board of directors of NewStar Financial Inc., a commercial finance company. She also serves on the board of trustees of TIAA-CREF, having joined the TIAA-CREF board in 2009. She is a member of the CFTC-SEC "Flash Crash" Committee and a past Chair of FINRA's Economic Advisory Board. She currently serves on the Global Advisory Board of the Securities Exchange Board of India and is a member of the Advisory Committee of the U.S. Treasury Office of Financial Research. Ms. O'Hara joined the faculty at Cornell in 1979. She has had visiting appointments at UCLA, the London Business School, the University of New South Wales, Cambridge University and Hong Kong University of Science and Technology. Ms. O'Hara's research focuses on issues in market microstructure and she is the author of numerous journal articles as well as the book, Market Microstructure Theory (Blackwell: 1995). In addition, Ms. O'Hara publishes widely on a broad range of topics in finance, including banking, law and finance and experimental economics. She has served as President of the Western Finance Association, the American Finance Association, and the Financial Management Association. Ms. O'Hara brings to our Board a unique perspective through her extensive knowledge and research on market microstructure, finance and economics, as well as her deep understanding of the role of boards of directors.

        Steven S. Wood has been a director since February 2010. Mr. Wood established, in 2010, and is now the sole owner and director of Global Buy Side Trading Consultants Limited, a consulting company for financial institutions. Mr. Wood served on the European Securities Market Authority Consultative Working Group on Secondary Markets from 2010 until June 2012. In addition, from 2010 until August 2012, Mr. Wood served on the board of Olivetree Securities Ltd., a global financial services firm. From 2002 until March 2010, Mr. Wood was the Global Head of Trading at Schroders Investment Management, a London-based asset management firm. Prior to joining Schroders in 2002, Mr. Wood spent 28 years at J.P. Morgan in a variety of roles, including head of European and Asian trading in the asset management division. Mr. Wood was also the Chairman of the Investment Managers Association Trading Committee and Chairman of the NYSE / Euronext European Institutional Advisory Committee until 2010. Mr. Wood brings to our Board extensive experience in trading matters and a keen perspective on the priorities and challenges facing our major customers.

        Our Board of Directors unanimously recommends that you vote "FOR" the election of each of the nominees listed above to the Board of Directors.

 Executive Officers

        The executive officers of our Company are appointed by, and serve at the discretion of, our Board of Directors. Other than Mr. Gasser, for whom information is provided above, the following sets forth information as to the other executive officers of our Company, each of whom is also a member of the Company's Executive Committee (the "Executive Committee").

Name	Age	Position
Robert J. Boardman	46	Managing Director and Chief Executive Officer of ITG's European Operations
Ian Domowitz	62	Managing Director and Head of Analytics
William S. Geyer	43	Managing Director and Head of Platforms
P. Mats Goebels	47	Managing Director, General Counsel and Corporate Secretary
Peter A. Goldstein	50	Managing Director and Head of Human Resources
Michael Marrale	40	Managing Director and Head of U.S. Research, Sales and Trading
David L. Meitz	50	Managing Director and Chief Technology Officer
James P. Selway III	43	Managing Director and Head of U.S. Electronic Brokerage and Sales
Nicholas Thadaney	45	Managing Director and Chief Executive Officer of ITG's Canadian Operations
Steven R. Vigliotti	46	Managing Director and Chief Financial Officer

        Robert J. Boardman is a Managing Director and Chief Executive Officer of ITG's European Operations. From 2006 to June 2010, Mr. Boardman served as head of ITG's European algorithmic trading. Prior to joining ITG, Mr. Boardman spent 12 years at Goldman Sachs in various positions including executive director on the electronic transaction services sales team and head of connectivity for the equities division.

        Ian Domowitz is a Managing Director and Head of Analytics responsible for managing our analytical and trading research products. He joined ITG in 2001. Mr. Domowitz was the Mary Jean and Frank P. Smeal Professor of Finance at Pennsylvania State University from 1998 to 2001, and a Professor at Northwestern University from 1982 to 1998.

        William S. Geyer is a Managing Director and Head of Platforms. He joined our Company in 2011 and is responsible for ITG's suite of Order Management Systems, Execution Management Systems, and connectivity products. Prior to joining ITG, he was CEO of JonesTrading and prior to that ran Citigroup's global alternative execution businesses and managed equity trading at Barclays Global Investors.

        P. Mats Goebels is a Managing Director, and General Counsel and Corporate Secretary. He joined our Company in 1998 and is responsible for all legal and regulatory matters. Mr. Goebels was a corporate attorney at the New York offices of Sullivan & Cromwell from 1995 to 1998, and of Weil, Gotshal & Manges from 1991 to 1995. Mr. Goebels is a managing member of Sunrise Associates LLC.

        Michael Marrale is a Managing Director and Head of U.S. Research, Sales and Trading. He joined ITG in 2012 to lead the Company's research sales and high-touch trading operations in the U.S. Prior to joining ITG, Mr. Marrale spent ten years at RBC Capital Markets ("RBC") where he served in multiple roles, including Portfolio Manager, Head of Sector Strategy, Director of Equity Sales, and most recently, Head of Sales Trading. Prior to RBC, he held various positions at Lehman Brothers and Prudential Securities.

        Peter A. Goldstein is a Managing Director and Head of Human Resources. Prior to joining ITG in September 2007, Mr. Goldstein was the Head of Human Resources for RREEF, the Alternative Investments Division of Deutsche Bank. Mr. Goldstein began his career in 1987 at Laventhol & Horwath, a public accounting firm and subsequently spent nine years in human resources at JPMorgan, both in the United States and abroad.

        David L. Meitz is a Managing Director and Chief Technology Officer responsible for Software Development, Technology and Trading Support Services and Information Security/Business Continuity. He joined our Company in 2002 from Reuters America, Inc. ("Reuters") where he held the position of Executive Vice President since 1995. Mr. Meitz previously held technology and customer service management positions at Citibank, N.A. and Quotron Systems, Inc., a wholly-owned subsidiary of Reuters.

        James P. Selway III is a Managing Director and Head of U.S. Electronic Brokerage and Sales. He joined our Company in 2010 and is responsible for ITG's POSIT® crossing network, as well as our smart routing, algorithmic trading, and derivatives products in the U.S. Prior to joining ITG, Mr. Selway was co-founder of White Cap Trading. He previously served as Chief Economist at Archipelago and worked in equity derivatives research at Goldman Sachs.

        Nicholas Thadaney is a Managing Director and Chief Executive Officer of ITG's Canadian Operations. Mr. Thadaney joined ITG as Director of Sales in Canada in 2000 and was appointed Chief Executive Officer of our Canadian Operations in 2005. Prior to joining ITG, Mr. Thadaney was Vice President and Head of Business Development & International Equities at T.D. Securities. He has also held positions at C.T. Securities and First Canada Securities International.

        Steven R. Vigliotti is a Managing Director and our Chief Financial Officer. Mr. Vigliotti joined ITG in 2010 from NYFIX (which was acquired by NYSE Technologies, Inc. in 2009), where he served as Chief Financial Officer since January 2006. Prior to joining NYFIX, he was CFO, Treasurer and Chief Accounting Officer of Maxcor Financial Group (which was acquired by BGC Partners in 2005) and was CFO for a number of its Euro Brokers inter-dealer brokerage subsidiaries. Mr. Vigliotti began his career in public accounting and was an Audit Partner in BDO Seidman's financial services group.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        Overview.    Our Compensation Committee of the Board of Directors (the "Compensation Committee" or the "Committee") reviews and approves the compensation philosophy, policies and plans for the senior executive team of ITG which includes our "named executive officers" together with the other members of the Executive Committee. For 2013, our "named executive officers" were (i) Robert C. Gasser, our Chief Executive Officer, (ii) Steven R. Vigliotti, our Chief Financial Officer, (iii) our three most highly-compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer) who were serving as executive officers as of December 31, 2013: (a) Robert J.

Boardman, CEO of ITG's European Operations, (b) Ian Domowitz, Head of Analytics and (c) Nicholas Thadaney, CEO of ITG's Canadian Operations and (iv) David Stevens, one of our highly-compensated officers who separated from the Company in 2013. In this section of the Proxy Statement, we will (a) provide an overview of our executive compensation philosophy, including our objectives, (b) describe the material elements of our executive compensation program for these named executive officers and (c) explain how and why our Compensation Committee arrives at specific compensation decisions and policies.

        Consideration of 2013 Say-on-Pay Advisory Vote.    At our 2013 Annual Meeting, stockholders expressed support for the compensation of our named executive officers, with approximately 79% of the votes cast for the "say-on-pay" advisory (non-binding) resolution approving our executive compensation. The Compensation Committee interpreted such vote as an endorsement of the Company's compensation philosophy, programs, practices and actions by a substantial majority of our stockholders. The Compensation Committee took into account the stockholders' endorsement of its past compensation decisions in addition to the other factors noted below in structuring the compensation program and making its compensation decisions for the 2013 performance year. It will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions.

        Executive Summary.    As we disclosed in our 2013 Annual Report, our profitability in 2013 improved sharply over 2012 as we realized the benefits of targeted investments in our international capabilities and we improved our operating efficiency through strategic organizational changes that enabled a more detailed focus on our cost structure. This occurred against the backdrop of a mixed global trading environment. While market-wide trading activity was generally higher across major European and Asia Pacific markets compared to 2012, market volumes in North America were lower. The investments we made in our infrastructure and in our product capabilities helped drive record European revenues and profitability in 2013. Meanwhile, in spite of sub-optimal business conditions in North America due to the lowest U.S. cash equity volumes in four years, our U.S. results improved significantly over 2012 due to a sharper focus on operating efficiency.

        On a U.S. GAAP basis, our net income for 2013 was $31.1 million or $0.82 per diluted share compared to a net loss of $247.9 million, or ($6.45) per diluted share for 2012. In comparison to 2012, adjusted net income in 2013 was up more than 350% to $37.1 million, or $0.97 per diluted share. Gains in Europe and Asia Pacific drove consolidated revenues to $530.8 million, up 5% over 2012. Our focus on managing costs enabled us to reduce overall expenses even as we incurred incremental variable costs associated with our revenue growth. Expenses in 2013 on a U.S. GAAP and adjusted basis were down 37% and 2%, respectively, compared to 2012. Return on average equity using adjusted net income ("ROE"), the metric which largely determined the incentive variable compensation pool for the named executive officers as further described below, was 9.1%, compared to 1.6% for 2012.

        Reconciliations of adjusted net income (together with related per share amounts) and adjusted expenses to net income (together with related per share amounts) and expenses as determined in accordance with U.S. GAAP are included on pages 25-27 of our 2013 Annual Report.

        Our compensation program for our named executive officers is designed to link the executives' compensation as closely as possible with the Company's performance and thereby align the executives' interests with those of our stockholders. Consistent with this pay-for-performance philosophy, total direct compensation (meaning base salary and annual variable incentive compensation) for our named executive officers as a whole increased for the 2013 performance year in light of our solid 2013 performance as described above. Specifically, while adjusted net income in 2013 increased more than 350% over 2012 levels, total direct compensation for the named executive officers increased only 67%. In other words, the substantial improvement in profitability resulted in compensation nearer to historical norms and well above the pay for 2012, a year which reflected historic lows in compensation and Company performance. Still, all of our named executive officers were generally paid below the median of Market Compensation Data (defined on page 21 below) levels, with our CEO paid at the 25th percentile. The only exception was Mr. Boardman who was paid around the market median due to ITG Europe's 2013 record performance. The actual amounts paid were based on the Compensation Committee's evaluation of Company performance as previously mentioned, including a corporate scorecard containing several key financial and non-financial objectives, in addition to various other factors such as individual performance assessments and compensation market data, in each case as more fully described below in Compensation Decision Factors and Compensation Determination—How and Why the Committee Determined our Named Executive Officers' Compensation for 2013.

COMPENSATION PHILOSOPHY

        Attracting and retaining exceptional individuals who share our firm's vision, passion and values is essential to the success of our Company. By placing equal importance on skill set and mind set, we find and foster effective leaders who in turn seek to improve Company performance.

        Our executive compensation programs have four key objectives:

  •
  Maximize the long-term return to our stockholders;

  •
  Direct management to implement the Company's strategic goals and continuously improve Company performance over both the short- and long-term;

  •
  Align executive compensation levels with Company and individual performance; and

  •
  Provide a competitive performance-driven total compensation opportunity to attract and retain effective and motivated executives.

        To achieve these objectives, we have implemented an executive compensation program that is based on the following principal components of ongoing compensation:

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  Competitive total direct compensation opportunity (base salary and annual variable incentive compensation) to attract and retain key executives, aligned to experience, responsibilities and performance;

  •
  Actual compensation levels linked directly to the Company's financial performance, achievement of business objectives and individual performance measured against established criteria aligned with stockholder interests; and

  •
  An incentive program that includes both current cash and deferred equity awards that is intended to align executive compensation with long-term stockholder interests.

COMPENSATION ELEMENTS

        Our executive compensation program is performance-based.    Our executive compensation program rewards our key executives for financial and business results that benefit our stockholders. The two principal elements of our compensation program are (1) base salary and (2) variable incentive compensation comprised of a mix of cash and performance-based and time-based long-term equity awards. In other words, our variable incentive compensation is typically delivered in three forms: (a) cash, (b) long-term performance-vesting restricted stock units and (c) long-term time-vesting restricted stock units. For the 2013 performance year, 60% of our variable incentive compensation awards to our named executive officers was delivered in restricted stock units. The size of the total variable incentive compensation awards received by our key executives, including our Chief Executive Officer and each other named executive officer, is tied to Company and individual performance results for the year.

        Our additional pay-for-performance commitment policy.    On June 1, 2011, the Compensation Committee adopted an additional policy reflecting the Company's commitment to pay for performance for the executive compensation program of our named executive officers (the "Pay-for-Performance Commitment Policy"). Under this policy, at least 50% of the equity-based compensation (based on the number of shares underlying the award) awarded annually to our named executive officers are performance-based awards that are earned or become exercisable on the achievement of Company performance targets. The performance criteria, goals and rationale are set at the time of grant. For the 2013 performance year, 50% of the equity-based compensation awarded to our named executive officers paid as part of our annual variable equity compensation awards was performance-based. Mr. Boardman, in light of ITG Europe's record performance in 2013 as further described below under Boardman Special Equity Grant, also received an additional equity grant.

        Base salary.    The base salaries of the named executive officers for 2013, which are disclosed in the Summary Compensation Table below, are designed to attract and retain highly-talented, dedicated and results-oriented executives. We establish base salary levels for our executive officers, including our named executive officers, based on a number of factors including: the complexity and level of responsibility of the executive's position, an assessment of the executive's performance, historic salary practices, the desire to achieve a global compensation program with compensation processes that are consistent across geographic locations and competitive market data. We generally do not change base salaries for executive officers to reflect "merit." Salary levels are only adjusted for (1) significant changes in role or responsibility and/or (2) significant shifts in market rates of pay.

        While we did not increase the base salary level for any named executive officer in 2013, effective March 1, 2014, Mr. Boardman received a £25,000 (or approximately 9%) increase in base salary to achieve a more appropriate mix of compensation components and to better align his salary with competitive market levels of base salaries for similarly-situated executives in the U.K.

        Our 2013 variable incentive compensation program.    The other principal element of our compensation system is a variable incentive compensation program, the payment under which is primarily driven by Company performance. Specifically, for the 2013 performance year, the Compensation Committee, with assistance from McLagan, an Aon Hewitt company, its independent consultant ("McLagan"), implemented a new incentive compensation program for our Executive Committee, including all of our named executive officers, based upon the Company's ROE. The Compensation Committee used ROE as it measures both profitability and capital efficiency. Paying variable incentive compensation awards based upon ROE is meant to align our executives' interests with our stockholders, as well as foster a pay-for-performance culture.

        Under this program, the Compensation Committee established incentive pool payout ranges based on various ROE levels. In order for the program to take effect, the Company's ROE needed to exceed a minimum threshold of 5%, which was over three times higher than the Company's 2012 ROE levels. The relationship between the incentive pool payout ranges and ROE was based on market compensation levels provided by McLagan. In other words, a higher ROE would generate a pool representing a greater market compensation percentile and vice versa, with the maximum payout being at the median of the Market Compensation Data.

        Once the incentive pool payout range is set, the Committee exercises its discretion to determine the specific amount of the incentive pool within that range. In determining the incentive pool amount within the range and each of the named executive officer's variable incentive compensation amounts for the 2013 performance period, the Compensation Committee (i) heavily weighed the corporate scorecard containing several key financial and non-financial objectives and (ii) considered a variety of other factors, including individual performance assessments and compensation market data, in each case as more fully described below under Compensation Decision Factors and Compensation Determination—How and Why the Committee Determined our Named Executive Officers' Compensation

for 2013. The Committee does not exclusively rely on any one of these factors in making its determination. While ROE for 2013 was 9.1%, representing an increase of more than four-and-a-half times the Company's 2012 ROE levels, the variable incentive compensation payout for each of the named executive officers was below the median of Market Compensation Data levels, except for Mr. Boardman who was close to the median. This is due to the fact that the Company's ROE was below some of our peers, and what we believe the Company is capable of producing.

        Each variable incentive compensation award for the 2013 performance year was paid in the form of cash (which is disclosed in the Summary Compensation Table) and an equity incentive under our Variable Compensation Stock Unit Award Program (the "Variable Stock Compensation Program"), which is a subplan under our 2007 Omnibus Equity Compensation Plan (the "Equity Plan"), as further described below. Specifically, 60% of our variable incentive compensation award was delivered in restricted stock units, and the remaining 40% in cash. We believe that this mix of cash and equity awards appropriately balances the Company's short- and long-term performance objectives for the named executive officers, thus promoting short- and long-term stockholder value creation. Consistent with historical Company practice, variable incentive compensation awards are made in the fiscal year following the performance year when earned (i.e., amounts earned in 2013 were paid out (cash portion) and issued (restricted stock units portion) during the first quarter of 2014). Mr. Stevens did not receive an incentive award in respect of 2013; he received the payments set forth in his Separation Agreement as described below.

        While the Committee considered the Company's ROE, the corporate scorecard and other relevant factors described above to determine the actual amount and mix of variable incentive compensation to award Messrs. Gasser and Domowitz for the 2013 performance year, all of such compensation was earned under our Pay-for-Performance Incentive Plan, which is a stockholder-approved umbrella plan intended to preserve our tax deduction for compensation paid to our named executive officers who are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). At the beginning of 2013, the Compensation Committee set the maximum amount that Messrs. Gasser and Domowitz could earn under the Pay-For-Performance Incentive Plan for the 2013 performance year at 6.88% and 3.63%, respectively, of the Company's pre-tax income (as adjusted to exclude non-operating or one-time items such as restructuring charges and asset impairments in accordance with the Company's historical practices). Since the variable incentive compensation amounts that the Compensation Committee decided to pay were less than the maximum amounts set under our Pay-for-Performance Incentive Plan, the Committee effectively exercised negative discretion to pay the lower variable incentive compensation amounts rather than the maximum variable incentive compensation amounts payable under the Plan. Similarly, the Committee set the maximum amount that Messrs. Gasser and Domowitz could earn under the Pay-For-Performance Incentive Plan for the 2012 performance year at 5.25% and 2.44%, respectively, of the Company's adjusted pre-tax income. The variable incentive compensation awards granted to Messrs. Gasser and Domowitz in February 2013 for the 2012 performance year (which include the restricted stock units shown in the Stock Awards column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table) were less than the maximum amount as described in further detail in last year's proxy statement (for Mr. Gasser only since Mr. Domowitz was not a named executive office for the 2012 performance year).

        Description of our Variable Stock Compensation Program Awards.    The purpose of the Variable Stock Compensation Program is to provide an incentive to select members of senior management and key employees to increase the success of the Company by granting restricted stock units for a portion of the variable incentive compensation. The stock units represent an equity interest in the Company to be earned on a long-term, tax-deferred basis.

        In general, under the Variable Stock Compensation Program, each eligible participant (including, in respect of the 2013 performance year, all of the named executive officers (except for Mr. Stevens who received the payments as set forth in his Separation Agreement described below)) is granted a number of basic stock units on the date the year-end cash variable incentive compensation is paid to the participant (that is, in early 2013 for the 2012 performance year and in early 2014 for the 2013 performance year) equal to (i) the amount by which the participant's variable compensation is awarded in equity as determined by the Compensation Committee, divided by (ii) the closing price per share of the Company's common stock on the NYSE on the grant date. Each participant is also granted an additional number of matching stock units on the date of grant equal to 10% of the number of basic stock units granted as compensation for the mandatory deferral of such variable compensation across a three-year or four-year period depending on the type of equity awarded. The percentage of matching units awards decreased from 20% to 10% beginning with the 2011 performance year as part of our cost reduction efforts and to preserve the number of shares available for the grant of awards in the future under our Equity Plan.

        In determining the amount of variable incentive compensation to be paid in equity for the 2013 performance year, the Compensation Committee considered market data compensation ranges and decided to maintain the equity portion of variable incentive compensation at 60% for all of the named executive officers to continue to strongly align executive compensation with long-term stockholder value creation. Applying our Pay-for-Performance Commitment Policy described above, the equity incentive awards were then split such that each named executive officer received (i) half of his award as basic and matching units subject to time-based vesting terms described below ("Time-based Restricted Stock Unit Awards") and (ii) the remaining half as basic and matching units subject to an extended vesting period and additional performance criteria (the "Market-based Restricted Stock Unit Awards"). The specific amounts of these awards are set forth in the supplemental table on the following page.

        For the Time-based Restricted Stock Unit Awards:

  •
  basic stock units vest in equal installments on each of the first, second and third anniversaries of the date of grant and

  •
  matching stock units vest 100% on the third anniversary of the date of grant,

in each case if the participant remains continuously employed by the Company through each applicable vesting date.

        For the Market-based Restricted Stock Unit Awards,

  •
  basic stock units vest in equal installments on each of the second, third and fourth anniversaries of the date of grant so long as the executive is employed on the vesting date and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date and

  •
  matching stock units vest 100% on the fourth anniversary of the date of grant so long as the executive is employed on the vesting date and the 90-day average of the Company's common stock price preceding such fourth anniversary is greater than the 90-day average of the Company's common stock price preceding the grant date.

To the extent that the stock price performance metric is not met on any given vesting date, the stock units that were eligible to vest on such vesting date are forfeited. Once vested, both the basic and matching stock units related to the Time-based Restricted Stock Unit Awards and the Market-based Restricted Stock Unit Awards will be settled in shares of our common stock or in cash for awards granted to our Canada-based employees prior to January 1, 2014 within 30 days after each applicable vesting date.

        Boardman Special Equity Award Grant.    The Compensation Committee may also determine, in its sole discretion, to award stock units to any participant at such times and subject to such terms and conditions as the Compensation Committee deems appropriate under the Company's Equity Plan or any of its subplans. The Compensation Committee exercised this discretion with respect to Mr. Boardman. On February 5, 2014, the Compensation Committee approved a special equity award for Mr. Boardman to reward Mr. Boardman for ITG Europe's record performance in 2013. Specifically, Mr. Boardman was awarded an additional 15,452 restricted stock units (representing a grant date face value of $250,000) under the Company's Equity Plan, all of which will cliff vest on the third anniversary of the grant date so long as Mr. Boardman remains continuously employed by the Company through such vesting date (the "Boardman Special Equity Award"). This award was not part of the variable incentive compensation program for 2013 performance as described above and was intended as an extraordinary award in keeping with our philosophy to retain, motivate and reward the talent needed to achieve growth and long-term success for our stockholders. The Compensation Committee made this decision in light of ITG Europe's performance in 2013, which included record revenues.

        Equity awards for the 2012 performance year.    The Summary Compensation Table and Grants of Plan-Based Awards Table, set forth the equity awards that were granted in early 2013. As described in last year's proxy, in determining the amount of variable compensation to be paid as equity for the named executive officers, the Compensation Committee considered market data ranges and split variable incentive compensation such that each of the named executive officers received 60% of his variable compensation as equity awards (except for Mr. Gasser who received 75% of his total variable incentive compensation in 2012 as an equity award in light of the business challenges faced by the Company in 2012), with the remaining portion paid in cash. In addition, pursuant to our Pay-for-Performance Commitment Policy described above, equity awards in 2012 were split such that half of such awards were Time-based Restricted Stock Unit Awards and the other half were Market-based Restricted Stock Unit Awards.

        Variable Incentive Compensation Paid to NEOs for 2013 Performance.    The discussion of our equity program above is relevant to understanding the Committee's compensation decisions in respect of both the 2013 performance year as well as the 2012 performance year. The Securities and Exchange Commission's ("SEC") compensation disclosure rules currently require disclosure of the grant date value of equity awards granted during the last year (2013 in this case). Accordingly, the numbers shown in the Summary Compensation Table and Grants of Plan-Based Awards Table show the equity awards granted during the 2013 calendar year in respect of the 2012 performance year. In light of the SEC's current compensation disclosure rules, we have provided the following supplemental table which sets forth the variable incentive compensation awards granted to our named executive officers (except for

Mr. Stevens who received the payments set forth in his Separation Agreement as described below) by the Compensation Committee in February 2014 for the 2013 performance year:

Name	Cash ($)	Grant Date Face Value of Time-based Restricted Stock Unit Awards (Basic Units) ($)(1)(2)	Grant Date Face Value of Time- based Restricted Stock Unit Awards (Matching Units) ($)(1)(2)	Grant Date Face Value of Market- based Restricted Stock Unit Awards (Basic Units) ($)(1)(2)	Grant Date Face Value of Market- based Restricted Stock Unit Awards (Matching Units) ($)(1)(2)	Grant Date Face Value of Boardman Special Equity Award ($)(1)(2)	Total Variable Incentive Compensation Earned for 2013 ($)
Robert C. Gasser	1,200,000	900,000	90,000	900,000	90,000	N/A	3,180,000
Steven R. Vigliotti	400,000	300,000	30,000	300,000	30,000	N/A	1,060,000
Robert J. Boardman(3)	453,684	360,726	36,073	360,726	36,073	250,000	1,479,282
Ian Domowitz	280,000	210,000	21,000	210,000	21,000	N/A	742,000
Nicholas Thadaney(4)	232,997	163,799	16,380	163,799	16,380	N/A	593,354

(1)
The amounts shown in these columns represent the aggregate grant date face value of the Time-based Restricted Stock Unit Awards, Market-based Restricted Stock Unit Awards and Boardman Special Equity Award based on the closing price of our common stock on the grant date, which amount was used to determine the number of shares subject to such awards pursuant to the terms of the Variable Stock Compensation Plan or Equity Plan, as applicable. As such, in fulfillment of the additional Pay-for-Performance Commitment Policy we adopted on June 1, 2011, each of the named executive officers received 50% of his equity-based compensation paid as part of our annual variable equity compensation awards for the 2013 performance year (based on the number of shares subject to these awards) as Market-based Restricted Stock Unit Awards, subject to the additional performance criteria as described above. Mr. Boardman, in light of ITG Europe's record performance in 2013 as further described above under Boardman Special Equity Grant, also received an additional equity grant.

(2)
The amounts shown below represent the aggregate grant date fair value of the Time-based Restricted Stock Unit Awards, Market-based Restricted Stock Unit Awards and Boardman Special Equity Award as determined pursuant to the Financial Accounting Standards Board ("FASB") ASC Topic 718, which, pursuant to the SEC's current compensation disclosure rules, will be the amounts set forth in next year's Summary Compensation Table. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2013 Annual Report, which are incorporated herein by reference.

Name	FASB Grant Date Fair Value of Time-based Restricted Stock Unit Awards (Basic Units) ($)	FASB Grant Date Fair Value of Time-based Restricted Stock Unit Awards (Matching Units) ($)	FASB Grant Date Fair Value of Market- based Restricted Stock Unit Awards (Basic Units) ($)	FASB Grant Date Fair Value of Market- based Restricted Stock Unit Awards (Matching Units) ($)	FASB Grant Date Fair Value of Boardman Special Equity Award ($)
Robert C. Gasser	900,000	90,000	480,370	53,845	N/A
Steven R. Vigliotti	300,000	30,000	160,129	17,948	N/A
Robert J. Boardman(3)	360,726	36,073	192,536	21,579	250,000
Ian Domowitz	210,000	21,000	112,083	12,566	N/A
Nicholas Thadaney(4)	163,799	16,380	87,430	9,801	N/A

(3)
Mr. Boardman's cash variable incentive compensation award was converted from GBP to USD at the following exchange rate: 0.6392 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year. Mr. Boardman's Time-based Restricted Stock Unit Award and Market-based Restricted Stock Unit Award (both basic and matching units) were converted from GBP to USD at the following exchange rate: 0.6030 GBP:1 USD, which exchange rate represents the exchange rate on the grant date.

(4)
Mr. Thadaney's cash variable incentive compensation award was converted from CAD to USD at the following exchange rate: 1.0301 CAD:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year. Mr. Thadaney's Time-based Restricted Stock Unit Award and Market-based Restricted Stock Unit Award (both basic and matching units) were converted from CAD to USD at the following exchange rate: 1.0989 CAD:1 USD, which exchange rate represents the exchange rate on the grant date.

        Legacy Equity Awards.    Certain equity awards disclosed in the Options Exercised and Stock Vested Table and the Outstanding Equity Awards Table were granted several years ago and are further described in either the narrative or footnotes following such tables.

        Stock Ownership Guidelines.    Effective January 1, 2011, the Compensation Committee replaced our share retention program with new executive stock ownership guidelines. The guidelines require that each member of the Executive Committee own significant amounts of ITG stock based on the following multiples of annual base salary:

  •
  the Chief Executive Officer: a multiple of five times base salary;

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  each line of business executive: a multiple of three times base salary; and

  •
  each staff executive (including the Chief Financial Officer): a multiple of two times base salary.

        On the date that the executive satisfies the required multiple of base salary based on the closing price of the Company's common stock on such date, the number of shares required to be held by the executive to comply with these guidelines is fixed based on such closing price. This fixed-share approach was taken so that an executive would not fall in and out of compliance due to fluctuations in our stock price. Each executive has five (5) years from January 1, 2011 or the date of hire or promotion, whichever is later, to achieve his ownership guideline. Executives not in compliance with the guidelines are generally required to retain at least 50% of the after-tax value received from the vesting of restricted stock (or stock unit) awards until the applicable ownership guidelines (as set forth above) are met. The Compensation Committee monitors compliance with these stock ownership guidelines on an ongoing basis. With limited exception, shares that are deemed "owned" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are counted towards satisfaction of these guidelines.

        These guidelines are intended to align further the interests of senior management with the interests of stockholders and lessen any appearance of an incentive for management to seek unsustainable short-term increases in our stock price.

        As of December 31, 2013, each member of the Executive Committee was either in compliance with, or on target to meet, his ownership guideline.

        Anti-Hedging Policy.    Our employees and non-employee directors are prohibited from short selling ITG stock, engaging in options transactions in the market where the underlying security is an ITG security or engaging in hedging or monetization transactions that have the purpose or effect of limiting the employee's ability to profit from an increase in the market price of ITG securities or providing to the employee an opportunity to profit from a decrease in the market price of ITG securities. These prohibitions further ensure that employees share in the risks and rewards of the ownership of our stock.

        Clawbacks.    On February 5, 2014, we adopted a compensation recoupment, or "clawback" policy. The policy extends the requirements of Section 304 of The Sarbanes-Oxley Act of 2002 currently applicable to public company chief executive officers and chief financial officers to the Company's entire Executive Committee. Specifically, it provides that if the Company must file an accounting restatement because of material noncompliance with financial reporting requirements ("Restatement") as a result of misconduct, the Compensation Committee may require members of the Executive Committee to disgorge bonuses, equity-based incentive compensation, and profits on sales of company stock (collectively "Incentive Awards") granted as compensation for the 2014 or later performance years and that they received within the 12-month period following the public release of the original incorrect financial statements. The Compensation Committee also has discretion to cancel any unvested portions of outstanding equity awards of any Executive Committee member following a Restatement that does not involve misconduct. In order for any given Incentive Award to be recouped under the policy, the circumstances triggering the Restatement must be discovered within three (3) years after the date the Incentive Award was made.

        In addition, on February 5, 2014, the Compensation Committee revised the Company's Equity Plan, and related subplans and award agreements, to give the Committee the discretion to cancel any unvested portions of outstanding equity awards granted after March 1, 2014 and held by any Company employee, including Executive Committee members, in the event that such employee materially violates the terms of the Company's Code of Business Conduct and Ethics.

        Executive Perquisites.    It is our policy not to provide executive perquisites and special benefits unless they are reasonable and business-related. For 2013, perquisites for each named executive officer totaled less than the disclosure threshold of $10,000.

        Retirement Benefits.    Our named executive officers, other than Messrs. Boardman and Thadaney, are eligible to participate in our tax-qualified Retirement Savings Plans on the same basis as all other U.S.-based full-time employees. Messrs. Boardman and Thadaney participate in ITG Europe's Retirement Savings Plan and ITG Canada's Group Registered Retirement Savings Plan, respectively, in each case on the same basis as all other employees of such affiliates. We do not maintain any supplemental executive retirement plans.

        Severance and Change-in-Control Agreements.    The Company maintains change-in-control agreements for all named executive officers. Mr. Gasser is eligible for change-in-control benefits pursuant to the terms of his employment agreement described below. All other named executive officers are eligible for change-in-control-related severance benefits that were approved by the Compensation Committee after extensive discussion and competitive research. They are designed to achieve the following objectives:

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  Promote senior management stability;

  •
  Retain key executives whose continued employment might be vulnerable following a change in control; and

  •
  Reflect competitive practices in the industry.

        The Compensation Committee believes that these agreements address the important stockholder objective of retaining an effective and motivated executive team in the event of a change in control.

        The agreements (which are described in greater detail below under Severance and Change-in-Control Arrangements) were intended by the Compensation Committee to provide reasonable benefits that reflect industry practices and include the following:

  •
  Severance payments require termination, either involuntary not-for-cause (and not as a result of death or disability) or voluntary with good reason as defined, within 18 months following a change in control;

  •
  Severance benefits equal to one or two times (depending on the executive's length of service on the Executive Committee) the sum of annual base salary plus average variable incentive compensation (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program) over the prior three years;

  •
  Terminated individuals also receive a prorated portion of variable incentive compensation (based on the average variable incentive compensation (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program) over the prior three years) for the year of termination and health and welfare benefits for up to one or two years (depending on the executive's length of service on the Executive Committee) following the date of termination;

  •
  If the change-in-control benefits would cause the executive to be subject to the golden parachute excise taxes, then the benefits are reduced to the highest level that does not trigger the excise tax unless the value after the executive pays all taxes is greater (in which case no reduction is made); and

  •
  Under no circumstances do we provide any tax-related payments such as excise tax gross-ups.

        In addition, under each of the named executive officer's equity award agreements, all unvested equity awards vest immediately upon a change in control, with performance-based awards vesting at the 100% level.

        ITG has no plans or agreements in place for named executive officers regarding executive severance benefits upon a termination that is unrelated to a change in control, with the exception of the one described below for Mr. Gasser in the Employment Arrangements and Severance and Change-in-Control Arrangements sections. In the event of the termination of a named executive officer not covered by an employment arrangement, severance benefits (if any) are negotiated as deemed necessary or advisable by the Compensation Committee.

        Employment Arrangements.    On September 15, 2006, Mr. Gasser entered into an employment agreement, which was later amended on August 6, 2008 and April 20, 2010. Other than the provisions related to severance outside of a change in control (which are described below under Severance and Change-in-Control Arrangements), the elements of, and the factors used by the Compensation Committee in determining, Mr. Gasser's compensation are generally consistent with the compensation structure in place for our other key executives. Mr. Gasser's severance benefits outside of a change in control were set as a result of arms'-length negotiations between Mr. Gasser and the Company.

        Separation Agreement with David Stevens.    Effective January 31, 2013, Mr. Stevens resigned from all of his positions with the Company and its subsidiaries pursuant to a separation agreement entered into on December 24, 2012 (the "Separation Agreement"). In light of the fact that this was a mutual separation, the payments and benefits made to Mr. Stevens under the Separation Agreement were less than payments and benefits previously made to similarly-situated executives. The main terms of this Separation Agreement are described in greater detail below under Severance and Change-in-Control Arrangements.

COMPENSATION DECISION FACTORS AND COMPENSATION DETERMINATION—HOW AND WHY THE COMMITTEE DETERMINED OUR NAMED EXECUTIVE OFFICERS' COMPENSATION FOR 2013

        In determining total compensation amounts, including the mix of base salary and variable incentive compensation (whether in the form of cash or equity), the Compensation Committee (i) evaluates the corporate scorecard containing several key financial and non-financial objectives, (ii) completes a performance assessment for each named executive officer, (iii) reviews Market Compensation Data and (iv) reviews other factors such as aggregate variable compensation costs, internal pay equity and prior years' compensation, in each case, as further described below.

        The corporate scorecard.    In 2013, the Compensation Committee worked with McLagan and in consultation with management to review and revise the previously-established corporate scorecard (1) containing several key financial and non-financial product and strategic objectives for the Company and (2) comparing the Company's financial performance relative to its peer group. The Compensation Committee decided that, for 2013, the objectives should, like those set in 2012, continue to be aggressive and focus on establishing specific metrics tied to business initiatives. As a result, the Committee adopted a scorecard with the following objectives: (a) delivering stockholder value by achieving various financial targets, including those related to ROE, revenues, adjusted pre-tax margins, and adjusted earnings, (b) achieving specific financial targets related to various businesses, (c) executing on our product and strategic initiatives and (d) incentivizing and retaining key employees. The metrics selected to assess the Company's financial performance relative to its peer group include:

  •
  total revenues

  •
  pre-tax net income and net income

  •
  earnings per share

  •
  ROE and

  •
  total stockholder return on both a one-year and three-year basis

        These objectives and metrics were selected because the Compensation Committee believes that such measures demonstrate the overall operating performance of the Company and are widely recognized as industry benchmarks that translate into increased stockholder value.

        The Compensation Committee reviewed the scorecard for purposes of determining compensation levels for the 2013 performance year. Placing significant emphasis on the achievement level of the various objectives and metrics collectively, the Committee used its judgment in determining the appropriate level of compensation. The Compensation Committee did not quantify, rank or assign relative weight to various objectives or metrics included on the corporate scorecard, but instead evaluated the level of achievement of the measures as a whole. As further described in the Executive Summary above and our 2013 Annual Report, our profitability and ROE improved significantly in 2013. In addition, we exceeded each of our financial targets related to revenues, adjusted pre-tax margins and adjusted earnings (in each case, adjusted to exclude the impact of certain (a) restructuring costs and (b) duplicate rent charges and a non-operating charge related to our move to our new headquarters) set for the 2013 performance year. As a result, total direct compensation for 2013 to the named executive officers, in the aggregate, significantly increased year-over-year, falling in the mid-second quartile relative to Market Compensation Data. This was in contrast to the significant 2012-over-2011 decrease causing named executive officer total direct compensation, in the aggregate, to fall well below the 25th percentile of market compensation levels provided by McLagan. The Committee's decisions related to both the 2013 and 2012 performance years evidence its commitment and underlying philosophy to align compensation to the achievement of Company performance measures.

        Performance assessment.    At the beginning of each year, our Board of Directors approves performance measures and objectives for the Company and our Chief Executive Officer, and our Chief Executive Officer approves the performance measures and objectives for each of his direct reports (including each named executive officer). In determining the actual compensation paid to each named executive officer, the Compensation Committee completes a final annual performance assessment for our Chief Executive Officer and reviews with the Chief Executive Officer his assessment of each named executive officer annually starting in December of the relevant performance year through January of the following year. While the Chief Executive Officer's evaluation carries significant weight, the Compensation Committee reaches its own independent viewpoint on each named executive officer's performance and makes its compensation decisions accordingly.

        Factors used by the Compensation Committee in assessing the performance of our Chief Executive Officer.    The Committee uses a detailed assessment in evaluating the performance of our Chief Executive Officer. Among other factors, this assessment covers key financial and business accomplishments for 2013. The assessment also includes our progress in: improving key business metrics; implementing strategic initiatives; investments in technology and new business initiatives; and improving the strength of our control and operating environments. The Committee also considers our Chief Executive Officer's leadership achievements in areas such as workforce engagement and talent management.

        The Compensation Committee believes that Mr. Gasser performed well in 2013 by (1) improving ROE four-and-a-half times year-over-year, (2) the successful execution of our strategy to improve performance through targeted investments in our international capabilities and (3) improving operational efficiency through a focus on the performance of our product groups in each region. In light of these positive aspects of Mr. Gasser's performance for 2013, and the Company's financial results and stockholder returns in 2013, the Committee chose to significantly increase his total variable incentive compensation for the 2013 performance year. This increase was off a historically low base in 2012 and demonstrates the strong link between Company performance in 2013 and compensation. Despite this increase, Mr. Gasser's total direct compensation fell at the 25th percentile of Market Compensation Data levels provided by McLagan.

        Factors used by the Compensation Committee in assessing the performance of the other named executive officers.    Just as the Committee assesses the performance of our Chief Executive Officer, our Chief Executive Officer assesses the performance of each other named executive officer. Mr. Gasser evaluated the performance of each named executive officer on many of the same factors we described for the Chief Executive Officer because these factors are important to the Company's short-term and long-term objectives and reflect the functions over which the executives have responsibility. Such factors include, among others: contribution to the achievement of Company financial performance, such as ROE, pre-tax income and revenue; regional and product group profitability, as applicable; improvement in business metrics such as client growth and retention; achievement of business objectives; the development of new products and solutions for our clients; improvement in controls and efficiencies in our operating environment; and achievement in leadership in areas such as workforce engagement and talent management. Mr. Gasser discussed his evaluation of the performance of each named executive officer with the Committee. The Committee questioned and discussed each named executive officer's performance with Mr. Gasser. As a result of this performance assessment, each of the named executive officer's overall pay was directly correlated to his impact on the 2013 business results achieved in his region or product group, as applicable.

        No one factor, by itself, determines the Compensation Committee's assessment of a named executive officer's performance and the Committee considers many different factors in assessing the performance of each named executive officer. The Compensation Committee does not use a rigid set of rules for determining the relative importance of these factors. The Compensation Committee emphasizes and weighs performance factors differently for each named executive officer based on its view of such factors. However, the aggregate amount paid is closely tied to the Company's overall financial performance.

        Market data review.    McLagan provided compensation market data to the Compensation Committee for each named executive officer's position. The sources of the market data included the then-current survey data for comparable industry positions and proxy disclosures by companies included in our peer group noted below ("Market Compensation Data"). McLagan used survey data that is appropriate to the executive officer's position and responsibility and consistent with ITG's size, type and mix of businesses and the sectors in which we compete for executive talent. To help in analyzing the market data, McLagan established a total direct compensation market range for each named executive officer position.

        The market ranges helped the Compensation Committee in assessing the competitive placement relative to market range of our named executive officers' total direct compensation for 2013. Such assessment considered the scope, complexity and responsibility of the executive's position in relation to positions in the data sources. The Compensation Committee exercised its judgment in interpreting the market ranges provided by McLagan. A named executive officer's actual positioning relative to that market range is a result of the Compensation Committee's assessment of the corporate scorecard, in addition to the Company and individual performance factors, we describe above. The Market Compensation Data and ranges provide only a reference point for the Compensation Committee. As with all of the compensation decision factors in this section, the market data and ranges do not, by themselves, directly determine a named executive officer's total direct compensation. Depending upon Company, business and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. As a result of the Company's solid 2013 performance results, the Committee awarded, in the aggregate, total direct compensation to the named executive officers for 2013 that fell in the mid-second quartile of the Market Compensation Data. These pay levels were generally lower than the historic rates paid to ITG's senior executive officers relative to financial results and stockholder returns.

        Our peer group.    Although no single Company included in the peer group is exactly comparable to ITG in every respect, the Compensation Committee uses the peer group to validate the range of competitive pay. In selecting the companies for our peer group, the Compensation Committee considered the following factors, among others: business focus with an emphasis on financial technology; industry; size; capital structure; whether the Company competes against us for executive talent and financial performance. The selection of actual peers was drawn from our financial technology industry segment, with comparable businesses activities, and firm size, which includes multiple measures such as revenue, number of employees, market capitalization and pre-tax net income. As a result of this analysis, the peer group of seven companies used for 2013 compensation purposes was as follows:

  BGC Partners, Inc.
  CBOE Holdings, Inc.
  FXCM, Inc.
  GFI Group Inc.
  IntercontinentalExchange, Inc.
  MarketAxess Holdings, Inc.
  TMX Group, Inc.

        We are sensitive to the fact that the size of the peer group has shrunk in recent years due to the bankruptcy filing of Penson Worldwide, Inc. and merger of Knight Capital Group Inc with Getco Holdings Company. In light of this, McLagan also supplemented the compensation analysis by using data related to NYSE Euronext's compensation levels in order to provide sufficient samples and alternate comparisons.

        With McLagan's help, the Compensation Committee reviews the composition of the peer group, as appropriate, and may make changes to it in the future in response to such factors as changes in the mix of the Company's business segments or major changes in the ownership structure or financial viability of a peer Company.

        Other Factors Considered.    In addition to the corporate scorecard, the performance assessment considered by the Compensation Committee in setting compensation levels and compensation market data, the Compensation Committee considers such additional factors as:

  •
  Aggregate cost of variable incentive compensation: the Compensation Committee compares the proposed cost of the aggregate variable incentive compensation pool for the Executive Committee to the prior years' cost.

  •
  Internal pay equity: the Compensation Committee compares the differences in total compensation from one executive to the other in order to assess internal equity.

  •
  The executive's prior years' compensation: the Compensation Committee compares proposed compensation with actual prior years' compensation to ensure that any increases in compensation are the result of improved performance.

 IMPACT OF REGULATORY REQUIREMENTS

        In making executive compensation decisions, the Compensation Committee is mindful of the impact of regulatory requirements on those decisions. In particular, regulatory requirements affect the Compensation Committee's decisions in the following ways:

  •
  Internal Revenue Code Section 162(m) ("Section 162(m)"):  Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to us for compensation over $1 million paid to our Chief Executive Officer and our other most highly-compensated named executive officers who are subject to Section 162(m). One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to "performance-based compensation" paid pursuant to a stockholder-approved plan.

    The Company believes that tax deductibility of compensation is an important factor, but not the sole or primary factor, in setting executive compensation policy or in rewarding superior executive performance. Accordingly, although the Company generally intends to consider whether to structure grants to meet the exception under Section 162(m) for qualified performance-based compensation, thus avoiding the potential loss of a tax deduction due to the $1 million limitation on deductibility under Section 162(m), it may pay amounts that are not deductible in such circumstances as it determines appropriate. In establishing our cash and equity variable incentive compensation awards, the Company considered the tax treatment of the awards but determined the awards primarily by their effectiveness in providing maximum alignment with the Company's key strategic objectives identified above.

  •
  Internal Revenue Code Section 409A ("Section 409A)":  The Compensation Committee intends all programs to be designed so that they are not considered deferred compensation under the Section 409A definitions, or they comply with the deferred compensation rules in Section 409A.

  •
  Accounting Treatment:  In determining variable incentive compensation, including equity awards granted as part of 2013 compensation, the Compensation Committee considered the potential expense of those awards and the impact on earnings per share. The Compensation Committee concluded that the associated expense and earnings per share impact were appropriate, given competitive compensation practices in the industry, our performance and the motivational and retention effect of the awards.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven S. Wood, Chair
Minder Cheng
Kevin J.P. O'Hara
Maureen O'Hara

Executive Compensation

Summary Compensation Table

        The following table sets forth the compensation for 2011, 2012 and 2013 of our named executive officers (except for Mr. Boardman who was not a named executive officer in 2011).

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Robert C. Gasser	2013	750,000		725,734	—	1,200,000	—	2,675,734
President and Chief	2012	750,000	250,000	1,236,653	—	—	—	2,236,653
Executive Officer	2011	750,000	—	—	1,375,000	900,000	—	3,025,000
Steven R. Vigliotti	2013	500,000	400,000	246,753	—	—	5,100	1,151,853
Managing Director and Chief	2012	500,000	170,000	412,228	—	—	5,000	1,087,228
Financial Officer	2011	500,000	300,000	540,000	—	—	7,350	1,347,350
Robert J. Boardman	2013	430,218	453,684	245,073	—	—	34,257	1,163,232
Managing Director and Chief Executive	2012	435,884	175,305	340,985	—	—	26,783	978,957
Officer of ITG's European Operations(4)	2011	—	—	—	—	—	—	—
Ian Domowitz	2013	500,000		174,191	—	280,000	5,100	959,291
Managing Director and Head of	2012	500,000		329,800	—	120,000	5,000	954,800
Analytics	2011	500,000		540,000	—	240,000	7,350	1,287,350
Nicholas Thadaney,	2013	388,328	232,997	468,970	—	—	6,796	1,097,091
Managing Director and Chief Executive	2012	400,230	291,167	962,986	—	—	7,004	1,661,387
Officer of ITG's Canadian Operations(5)	2011	404,400	588,402	967,400	—	—	7,077	1,967,279
David J. Stevens,	2013	—	—	—	—	—	1,001,817	1,001,817
Former Managing Director and Head	2012	508,252	—	660,810	—	—	296,579	1,465,641
of U.S. & Latin America Sales &	2011	446,621	491,182	672,160	—	—	253,999	1,863,962
Trading(4)

(1)
The amounts shown in column (e) represent the aggregate grant date fair value of the restricted stock unit awards granted to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2013 Annual Report, which are incorporated herein by reference. See the narrative discussion and footnotes following the Grants of Plan-Based Awards Table for more information about awards granted in 2013.

(2)
Except for Mr. Stevens, the amounts shown in column (h) represent Company contributions to defined contribution plans.

Specifically, for Messrs. Vigliotti and Domowitz, under our Retirement Savings Plans, we match 50% of employee contributions up to a maximum of 2% of the employee's eligible compensation per year and we may make a discretionary profit sharing contribution that can vary from 0-8% of the employee's eligible compensation per year. For 2013, the Company did not make a discretionary profit sharing contribution.

For Mr. Boardman, the amount shown represents the Company's retirement contribution pursuant to the ITG Europe Retirement Savings Plan. Specifically, this amount consists of the following Company contributions: (1) 10% of the participant's salary up to a maximum salary of £150,000 and (2) a 7% match on any elective employee pre-tax contributions.

For Mr. Thadaney, the amount shown represents the Company's retirement contribution to Mr. Thadaney pursuant to ITG Canada's Group Registered Retirement Savings Plan, which amount represents a one-time annual base contribution of $3,398 and a 100% match of any employee contributions up to $3,398.

  Pursuant to Mr. Stevens' Separation Agreement, Mr. Stevens received a separation payment of £631,912 ($988,581) paid in six (6) monthly installments beginning in April 2013. In addition, the Company (1) paid Mr. Stevens £2,528 ($3,955) representing the enrollment cost of a private medical plan in the United Kingdom for 2013 and (2) paid approximately $7,327 for tax preparation services by a Company-designated tax services provider. In addition, this amount in column (h) includes the Company's retirement contribution for January 2013 of £1,250 ($1,955) pursuant to the ITG Europe Retirement Savings Plan, calculated in the same manner as the Company's contribution for Mr. Boardman as described above. The conversions from GBP to USD are at the following exchange rate: 0.6392 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year.

(3)
As discussed in the Compensation Discussion and Analysis above, the Compensation Committee takes into account performance and other factors in making a determination of these award amounts. In addition, the awards set forth under column (g) were paid under our Pay-for-Performance Incentive Plan.

(4)
Mr. Boardman's base salary, bonus and all other compensation amounts were converted from GBP to USD at the following exchange rate: 0.6392 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year.

(5)
Mr. Thadaney's base salary, bonus and all other compensation amounts were converted from CAD to USD at the following exchange rate: 1.0301 CAD:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year.

Grants of Plan-Based Awards Table

        The table set forth below lists each grant or award made in 2013 to any of the named executive officers under any of the Company's equity and non-equity incentive plans.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
									All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($)
											Grant Date Fair Value ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert C. Gasser	2/22/13	—	—	—	—	33,702	—	—	—	—	313,234
	2/22/13	—	—	—	—	—	—	33,702	—	—	412,513
Steven R. Vigliotti	2/22/13	—	—	—	—	11,459	—	—	—	—	106,503
	2/22/13	—	—	—	—	—	—	11,459	—	—	140,258
Robert J. Boardman	2/22/13	—	—	—	—	11,381	—	—	—	—	105,778
	2/22/13	—	—	—	—	—	—	11,381	—	—	139,303
Ian Domowitz	2/22/13	—	—	—	—	8,089	—	—	—	—	75,181
	2/22/13	—	—	—	—	—	—	8,089	—	—	99,010
Nicholas Thadaney	2/22/13	—	—	—	—	19,158	—	—	—	—	234,485
	2/22/13	—	—	—	—	—	—	19,158	—	—	234,485
David J. Stevens	2/22/13	—	—	—	—	—	—	—	—	—	—
	2/22/13	—	—	—	—	—	—	—	—	—	—

(1)
As discussed in greater detail in our Compensation Discussion and Analysis above and the narrative below this table, the maximum total variable incentive compensation award that could have been made to Messrs. Gasser and Domowitz under our Pay-For-Performance Incentive Plan for 2013 was 6.75% and 3.63%, respectively, of the Company's pre-tax income (as adjusted to exclude non-operating or one-time items such as restructuring charges and asset impairments in accordance with the Company's historical practices). For the 2013 performance period, the Compensation

  Committee determined to pay less than the maximum award payable as further described in the Compensation Discussion and Analysis above. The variable incentive compensation awards that could have been made to the other named executive officers (other than Mr. Stevens) were not subject to maximum limitations because such executive officers were not subject to Section 162(m) of the Internal Revenue Code and therefore not part of our Pay-for-Performance Incentive Plan. Mr. Stevens did not receive an incentive award in respect of 2013; he received the payments set forth in his Separation Agreement as described below.

(2)
Shares subject to these restricted stock units (including both basic and matching units) were granted as Market-based Restricted Stock Unit Awards (as described in the narrative discussion following this table) under the Variable Stock Compensation Program, the economic value of which reflects compensation for fiscal year 2012 performance. Such awards provide only for a single estimated payout. For more information relating to these units, see the narrative discussion following this table.

(3)
Shares subject to these restricted stock units (including both basic and matching units) were granted as Time-based Restricted Stock Unit Awards (as described in the narrative discussion following this table) under the Variable Stock Compensation Program, the economic value of which reflects compensation for fiscal year 2012 performance. For more information relating to these units, see the narrative discussion following this table.

(4)
Reflects the aggregate grant date fair value of the awards as determined pursuant to FASB ASC Topic 718. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2013 Annual Report, which are incorporated herein by reference.

Pay-For-Performance Incentive Plan

        For Messrs. Gasser and Domowitz, during the first quarter of 2013, the Compensation Committee, in order to preserve tax deductibility of compensation, set a maximum award under the Pay-For-Performance Incentive Plan and performance objectives upon which payment of the award would be conditioned. Although the Compensation Committee has no discretion to increase the amounts of awards previously established under the plan, the plan permits the Compensation Committee to reduce the amount of or cancel final awards in view of business strategy, performance of comparable organizations, economic and business conditions, personal performance of the participant, or otherwise. The Compensation Committee may also provide that income of a business unit may be adjusted downward to reflect specified charges, expenses, and other amounts, or adjust or modify awards and performance objectives in recognition of unusual or nonrecurring events, in response to changes in applicable laws, regulations, accounting principles, or other circumstances, or specify performance periods for awards less than one year. If a participant ceases to be employed due to death, disability, or retirement (including early retirement with the approval of the Compensation Committee), the Compensation Committee will determine the amount payable as a final award achieved or resulting from the portion of the performance year completed at the date employment ceased (which may be a pro rata payment of the final award, determined at the end of the performance year), except that no payout shall be made if it is duplicative of severance payments. If a participant's employment terminates during a performance year for any other reason, no final award will be paid to the participant under the Pay-For-Performance Incentive Plan. During the first quarter of 2014, the Compensation Committee determined the extent to which Mr. Gasser's and Mr. Domowitz's awards were earned and performance objectives achieved, and the amount therefore payable to each of Mr. Gasser and Mr. Domowitz.

        Note that awards under this Pay-For-Performance Incentive Plan are paid only to the extent that the achievement of plan metrics allows for payment of such award.

Variable Stock Compensation Program

        Under our Variable Stock Compensation Program, each eligible participant is granted a number of basic stock units on the date the year-end cash variable incentive compensation is paid to the participant equal to (i) the amount by which the participant's variable incentive compensation is awarded in equity as determined by the Compensation Committee, divided by (ii) the closing price per share of the Company's common stock on the NYSE on the grant date. The number of basic stock units granted to each named executive officer under the Variable Stock Compensation Program in 2013 was determined based upon the amount of 2013 variable incentive compensation awarded in equity divided by the closing price per share of our common stock on the NYSE on the grant date. Pursuant to the terms of the Variable Stock Compensation Program, each participant, in 2013, was granted an additional number of matching stock units on the date of grant equal to 10% of the number of basic stock units granted.

        Applying our Pay-for-Performance Commitment Policy, the equity incentive awards were then split such that each named executive officer received (i) half of his award as Time-based Restricted Stock Unit Awards and (ii) the remaining half as Market-based Restricted Stock Unit Awards. Specifically, with respect to the Time-based Restricted Stock Unit Awards, (i) basic stock units vest in equal annual installments on each of the first, second and third anniversaries of the date of grant and (ii) matching stock units vest 100% on the third anniversary of the date of grant, in each case if the participant remains continuously employed by the Company through each applicable vesting date. For the Market-based Restricted Stock Unit Awards, (i) one third of the basic units will vest on each of the second, third and fourth anniversaries of the date of grant so long as the executive is employed on the vesting date and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date and (ii) the matching units will vest on the fourth anniversary of the date of grant so long as the executive is employed on the vesting date and the 90-day average of the Company's common stock price preceding such fourth anniversary is greater than the 90-day average of the Company's common stock price preceding the grant date. If the stock price performance metric is not met on any given vesting date, the stock units that were eligible to vest on such vesting date are forfeited. Once vested, both the basic and matching units related to the Time-based Restricted Stock Unit Awards and the Market-based Restricted Stock Unit Awards will be settled in shares of our common stock within 30 days after each applicable vesting date. Due to tax considerations, basic and matching stock units related to both Time-based Restricted Stock Unit Awards and Market-based Restricted Stock Unit Awards granted to Canada-based employees in 2013, including Mr. Thadaney, are settled by delivery of an equivalent amount of cash instead of shares of our common stock.

 Outstanding Equity Awards for Named Executive Officers at December 31, 2013

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plans: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)	Incentive Plans: Number of Nonvested Shares, Units or Other Rights Held (#)		Incentive Plans: Market or Payout Value of Nonvested Shares, Units or Other Rights Held ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Robert C. Gasser	128,488	(1)	64,245	(1)	—	18.71	2/23/19	—		—	—		—
	—		—		—	—	—	—		—	11,841	(2)	243,451
	—		—		—	—	—	45,635	(3)	938,256	—		—
	—		—		—	—	—	—		—	65,477	(4)	1,346,207
	—		—		—	—	—	33,702	(5)	692,913	—		—
	—		—		—	—	—	—		—	33,702	(6)	692,913
Steven R. Vigliotti	—		—		—	—	—	12,828	(7)	263,744	—		—
	—		—		—	—	—	15,213	(3)	312,780	—		—
	—		—		—	—	—	—		—	21,827	(4)	448,764
	—		—		—	—	—	11,459	(5)	235,598	—		—
	—		—		—	—	—	—		—	11,459	(6)	235,598
Robert J. Boardman	—		—		—	—	—	12,036	(7)	247,460	—		—
	—		—		—	—	—	12,583	(3)	258,707	—		—
								—		—	18,054	(4)	371,191
	—		—		—	—	—	11,381	(5)	233,994	—		—
	—		—		—	—	—	—		—	11,381	(6)	233,994
Ian Domowitz	—		—		—	—	—	—		—	4,194	(2)	86,229
								12,828	(7)	263,744	—		—
	—		—		—	—	—	12,170	(3)	250,215	—		—
	—		—		—	—	—	—		—	17,462	(4)	359,018
	—		—		—	—	—	8,089	(5)	166,310	—		—
	—		—		—	—	—	—		—	8,089	(6)	166,310
Nicholas Thadaney	—		—		—	—	—	22,980	(7)	472,469	—		—
	—		—		—	—	—	29,593	(3)	608,432	—		—
								—		—	42,460	(4)	872,978
	—		—		—	—	—	19,158	(5)	393,889	—		—
	—		—		—	—	—	—		—	19,158	(6)	393,889
David J. Stevens	—		—		—	—	—	15,665	(7)	322,072	—		—
	—		—		—	—	—	24,386	(3)	501,376	—		—
	—		—		—	—	—	—		—	10,603	(4)	217,998

(1)
Half of Mr. Gasser's options disclosed in column (b) became fully exercisable on February 23, 2012 and the other half on February 23, 2013. Mr. Gasser's options disclosed in column (c) became fully exercisable on February 23, 2014.

(2)
These units represent the nonvested and, at December 31, 2013, nonforfeited portion of the restricted stock units (basic units) granted to Messrs. Gasser and Domowitz in 2010 (for the 2009 performance year) pursuant to the Variable Stock Compensation Program and described as Market-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013). On February 23, 2014, these units were forfeited because the market-based criteria of these awards was not achieved.

(3)
These units represent the restricted stock units (basic and matching stock units) granted to the named executive officers in 2012 (for the 2011 performance year) pursuant to the Variable Stock Compensation Program and described as Time-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013). Messrs. Gasser, Vigliotti, Boardman, Domowitz, Thadaney and Stevens were issued 5,953, 1,985, 1,642, 1,588, 3,860 and 3,181 matching units, respectively, which will vest in full on February 23, 2015 provided (except in the case of Mr. Stevens as noted below) the named executive officer remains employed through the applicable vesting date. The remaining units disclosed represent basic units granted under the Variable Stock Compensation Program; one half of such units vested on February 23, 2014 and, provided (except in the case of Mr. Stevens as noted below) the named executive officer remains employed through the applicable vesting date, the remainder will vest on February 23, 2015. Pursuant to the terms of the Variable Stock Compensation Program and, due to tax considerations, basic and matching stock units granted to Canada-based employees prior to January 1, 2014, including Mr. Thadaney, were, and will be, as applicable, settled by delivery of an equivalent amount of cash instead of shares of our common stock.

  Pursuant to the terms of Mr. Stevens' Separation Agreement, all outstanding Time-based Restricted Stock Unit Awards under the Variable Stock Compensation Program that were not already vested as of January 31, 2013 will continue to vest as if Mr. Stevens continued in employment with the Company on each applicable vesting date (such vesting date being the same as the vesting dates for the named executive officers set forth in the immediately preceding paragraph) in accordance with the terms of the Variable Stock Compensation Program so long as he complies with certain restrictive covenants as further described below under Severance and Change-in-Control Arrangements.

(4)
Except for Mr. Stevens, these units represent the restricted stock units (basic and matching stock units) granted to the named executive officers in 2012 (for the 2011 performance year) pursuant to the Variable Stock Compensation Program and described as Market-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013). Messrs. Gasser, Vigliotti, Boardman, Domowitz and Thadaney were issued 5,953, 1,985, 1,642, 1,588 and 3,860 matching units, respectively, which will vest in full on February 23, 2016 provided the named executive officer remains employed through the applicable vesting date and the 90-day average of the Company's common stock price preceding February 23, 2016 is greater than the 90-day average of the Company's common stock price preceding the grant date. The remaining units disclosed represent the nonvested basic units granted under the Variable Stock Compensation Program; one third of such units vested on February 23, 2014, and, provided the named executive officer remains employed through the applicable vesting date and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date, the remainder will vest in equal installments on February 23, 2015 and February 23, 2016. Pursuant to the terms of the Variable Stock Compensation Program and, due to tax considerations, basic and matching stock units granted to Canada-based employees prior to January 1, 2014, including Mr. Thadaney, were, and will be, as applicable, settled by delivery of an equivalent amount of cash instead of shares of our common stock.

  Pursuant to the terms of Mr. Stevens' Separation Agreement, these units represent the portion of the basic units of the Market-based Restricted Stock Unit Awards that vested on February 23, 2014 in accordance with the terms of the Variable Stock Compensation Program and the Market-based Restricted Stock Unit Awards.

(5)
These units represent the restricted stock units (basic and matching stock units) granted to the named executive officers in 2013 (for the 2012 performance year) pursuant to the Variable Stock Compensation Program and described as Time-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013). Messrs. Gasser, Vigliotti, Boardman, Domowitz and Thadaney were issued 3,064, 1,042, 1,035, 736, and 1,742 matching units, respectively, which will vest in full on February 22, 2016 provided the named executive officer remains employed through the applicable vesting date. The remaining units disclosed represent basic units granted under the Variable Stock Compensation Program; one third of such units vested on February 22, 2014 and, provided the named executive officer remains employed through the applicable vesting date, the remainder will vest in equal installments on February 22, 2015 and February 22, 2016. Pursuant to the terms of the Variable Stock Compensation Program and, due to tax considerations, basic and matching stock units granted to Canada-based employees prior to January 1, 2014, including Mr. Thadaney, were, and will be, as applicable, settled by delivery of an equivalent amount of cash instead of shares of our common stock.

(6)
These units represent the restricted stock units (basic and matching stock units) granted to the named executive officers in 2013 (for the 2012 performance year) pursuant to the Variable Stock Compensation Program and described as Market-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013). Messrs. Gasser, Vigliotti, Boardman, Domowitz and Thadaney were issued 3,064, 1,042, 1,035, 736, and 1,742 matching units, respectively, which will vest in full on February 22, 2017 provided the named executive officer remains employed through the applicable vesting date and the 90-day average of the Company's common stock price preceding February 22, 2017 is greater than the 90-day average of the Company's common stock price preceding the grant date. The remaining units disclosed represent the nonvested basic units granted under the Variable Stock Compensation Program, which will vest in equal installments on February 22, 2015, February 22, 2016 and February 22, 2017, provided the named executive officer remains employed through the applicable vesting date and the 90-day average of the Company's common stock price preceding each of the vesting dates is greater than the 90-day average of the Company's common stock price preceding the grant date. Pursuant to the terms of the Variable Stock Compensation Program and, due to tax considerations, basic and matching stock units granted to Canada-based employees prior to January 1, 2014, including Mr. Thadaney, were, and will be, as applicable, settled by delivery of an equivalent amount of cash instead of shares of our common stock.

(7)
These units represent the nonvested portion of the restricted stock units (basic and matching stock units) granted to the named executive officers (except for Mr. Gasser) in 2011 (for the 2010 performance year) pursuant to the Variable Stock Compensation Program and described as Time-based Restricted Stock Unit Awards in the Compensation Discussion and Analysis. The market value of these awards was determined using a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013). Messrs. Vigliotti, Boardman, Domowitz, Thadaney and Stevens were issued 4,811, 4,514, 4,811, 8,618 and 5,875 matching units, respectively, which vested in full on February 23, 2014. The remaining units disclosed represent the nonvested portion of the basic units granted under the Variable Stock Compensation Program which vested in full on February 23, 2014. Pursuant to the terms of the Variable Stock Compensation Program and, due to tax considerations, basic and matching stock units granted to Canada-based employees prior to January 1, 2014, including Mr. Thadaney, were settled by delivery of an equivalent amount of cash instead of shares of our common stock.

  Pursuant to the terms of Mr. Stevens' Separation Agreement, all outstanding Time-based Restricted Stock Unit Awards under the Variable Stock Compensation Program that were not already vested as of January 31, 2013 vested, or will continue to vest, as if Mr. Stevens continued in employment with the Company on each applicable vesting date (such vesting date being the same as the vesting dates for the named executive officers set forth in the immediately preceding paragraph) in accordance with the terms of the Variable Stock Compensation Program so long as he complies with certain restrictive covenants as further described below under Severance and Change-in-Control Arrangements.

Options Exercised and Stock Vested for 2013 for Named Executive Officers

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)		Value Realized Upon Vesting ($)(2)
(a)	(b)	(c)	(d)		(e)
Robert C. Gasser	—	—	57,734		706,664
Steven R. Vigliotti	—	—	38,751		430,655
Robert J. Boardman	—	—	17,478		213,931
Ian Domowitz	—	—	26,729		327,163
Nicholas Thadaney	—	—	42,107	(3)	515,390	(3)
David J. Stevens	—	—	32,760	(4)	398,339

(1)
The amounts shown in column (d) represent restricted stock units that vested in 2013.

(2)
Values based on the closing price of our common stock on the NYSE on the vesting date of the underlying shares, or the last trading day immediately prior to the vesting date to the extent the vesting date was not a trading date.

(3)
Pursuant to the terms of our Variable Stock Compensation Program, all of these units were settled in cash instead of shares.

(4)
Pursuant to the terms of Mr. Stevens' Separation Agreement, (1) all outstanding Time-based Restricted Stock Unit Awards and (2) one third of the basic units of the Market-based Restricted Stock Unit Awards, in each case granted under the Variable Stock Compensation Program that were not already vested as of January 31, 2013 continued or will continue to vest as if Mr. Stevens continued in employment with the Company on each of the applicable vesting dates set forth in the footnotes to the Outstanding Equity Awards Table in accordance with the terms of the Variable Stock Compensation Program so long as he complies with certain restrictive covenants as further described below under Severance and Change-in-Control Arrangements.

Severance and Change-in-Control Arrangements

  Change-in-Control Agreements

        As of December 31, 2013, the following named executive officers had change-in-control agreements or arrangements with the Company: Messrs. Gasser, Vigliotti, Boardman, Domowitz and Thadaney. Each change-in-control agreement (or Employment Agreement (as defined below) in the case of Mr. Gasser) provides for the payment of benefits if the executive's employment is terminated within eighteen months following a Change in Control (defined below), either by the Company not for Cause (defined below) (and not due to the executive's death or disability) or by the executive for Good Reason (as defined below). In addition, if the executive's employment is terminated by the Company other than for Cause within six months prior to the date of a Change in Control and it is reasonably demonstrated that the termination arose in connection with, or in anticipation of, the Change in Control, the benefits set forth below will be paid to the executive.

        "Good Reason" is defined to include (i) a material reduction in the executive's primary functional authorities, duties or responsibilities (other than, for all of the named executive officers except for Mr. Gasser, any such reduction resulting merely from an acquisition of the Company and its existence as a subsidiary or division of another entity); (ii) relocation of the executive's principal job location of more than 35 miles (50 miles in the case of Mr. Gasser); (iii) material reductions in the executive's base salary or participation in annual incentive compensation plans, other than certain across-the-board reductions; and (iv) a material breach of the change-in-control agreement by the Company (including the Company (a) for Messrs. Gasser, Boardman, Domowitz and Thadaney decreasing by more than 33% the sum of the executive's base salary and average annual variable incentive compensation for the three years immediately preceding the year of termination of employment (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program) and (b) for Mr. Vigliotti decreasing the sum of the executive's base salary and target annual cash incentives by more than 10% (in accordance with the terms of his original change-in-control agreement negotiated at his time of hire in December 2009)). With respect to Mr. Gasser, "Good Reason" is defined to also include (a) the removal of Mr. Gasser from his office as Chief Executive Officer or the assignment of duties to him inconsistent with those of President and Chief Executive Officer of the Company and (b) the failure of the Company to (i) obtain the assumption of the obligations contained in his Employment Agreement by any successor or (ii) renew the term of his Employment Agreement. With respect to Mr. Vigliotti, "Good Reason" is defined to also include Mr. Vigliotti no longer reporting directly to the Company's Chief Executive Officer.

        "Cause" is defined to include (i) the executive's willful failure to substantially perform his duties with the Company (other than any as a result of the executive's disability); (ii) the executive's gross negligence in the performance of his duties which results in material financial harm to the Company; (iii) the executive's conviction of, or guilty plea, to any felony or any other crime involving the personal enrichment of the executive at the expense of the Company; (iv) the executive's willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the executive's willful material violation of any provision of the Company's code of conduct.

        "Change in control" is deemed to occur (i) if any person, other than the Company or a person related to the Company, is or becomes the beneficial owner of 35% percent or more of the total voting power of all the then-outstanding voting securities; (ii) if a majority of the members of the Company's incumbent board of directors cease to be board members; (iii) upon consummation of a merger, consolidation, recapitalization, or reorganization of the Company or similar transaction affecting the capital structure of the Company in which the Company's existing stockholders or a related person do not continue to own more than 50% of the outstanding voting securities of the surviving entity; (iv) upon consummation of the sale by the Company of all or substantially all of the Company's assets; or (v) if the stockholders of the Company approve a plan of complete liquidation of the Company.

        The benefits payable are (i) base salary, together with unused accrued vacation, through the date of termination, (ii) a pro-rata variable incentive compensation award for the year of termination based on (x) for Mr. Gasser, the variable incentive compensation Mr. Gasser would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when variable incentive compensation is payable to other executives for that year) and (y) for the other named executive officers with change-in-control agreements, the average of the executive's variable incentive compensation for the three years immediately preceding the year of termination of employment or such shorter period during which the executive has been employed by the Company and eligible to receive variable incentive compensation (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program), and (iii) two times (one times in the case of Mr. Boardman) the sum of the executive's annual base salary in effect immediately prior to the date of termination or the date of the Change in Control, whichever is higher, plus the average of the executive's variable incentive compensation for the three years immediately preceding the year of termination of employment (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program). Such amounts are payable in a lump sum within ten business days after the date of termination of employment. In addition, the Company will continue to provide the executive and his or her dependents with health benefits and will pay to the executive an amount in cash equal to the premium cost that the Company would have paid to maintain disability and life insurance coverage for the executive and his or her dependents until the earlier of the end of the two-year period (one-year period in the case of Mr. Boardman) following the date of termination or the date on which the executive is eligible to receive substantially comparable benefits through subsequent employment. If any payment under a change-in-control agreement or Mr. Gasser's Employment Agreement is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the amounts payable will be reduced to a level at which no amount is subject to the excise tax, provided that no reduction will be made if the net after-tax benefit, taking into account income, employment and excise taxes, to which the executive would otherwise be entitled without the reduction would be greater than the net after-tax benefit to the executive resulting from receipt of the payments with such reduction. However, in this case, the executive will be responsible for all excise tax payments. Each change-in-control agreement and Mr. Gasser's Employment Agreement contains a confidentiality provision that protects the Company's confidential information both during and following the term of the named executive officer's employment. Last, in the event of a dispute under a change-in-control agreement, the Company will reimburse the executive for reasonable legal fees and expenses incurred in the dispute if the executive prevails on any material claim or defense in the dispute.

        The following table sets forth the estimated total payments, as well as each component of compensation outlined above or in the footnotes to the table below and taken into account in determining the total amounts payable in connection with a Change in Control, that would have been due to each of the named executive officers had a Change in Control and a qualifying termination of employment occurred on December 31, 2013, assuming a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013).

Name	Total Cash Severance	Value of Additional Welfare Benefits(1)	Acceleration of Vesting of Stock Options and Restricted Stock Unit Awards, as applicable(2)	Total Change in Control Payments
Robert C. Gasser	$8,500,000	$42,715	$4,032,593	$12,575,308
Steven R. Vigliotti	$3,075,000	$42,715	$1,496,484	$4,614,199
Robert J. Boardman(3)	$1,672,895	$5,050	$1,345,346	$3,023,291
Ian Domowitz	$2,800,000	$28,127	$1,291,825	$4,119,952
Nicholas Thadaney(4)	$4,448,788	$10,961	$2,741,657	$7,201,406

(1)
Value of additional benefits assumes benefits will be provided for a full two years (one year for Mr. Boardman), is based on current costs and does not assume increased value for future price increases or ITG providing for executive without benefit of group rates.

(2)
Under the terms of the applicable award agreements, stock options and restricted stock unit awards (including Market-based Restricted Stock Unit Awards) granted under the Equity Plan including its subplan, the Variable Stock Compensation Program, vest upon a Change in Control. These awards also vest upon the executive's death or disability. The amounts in this column reflect the spread value of options and the face value of restricted stock unit awards (including Market-based Restricted Stock Unit Awards).

(3)
Mr. Boardman's total cash severance and value of additional welfare benefits were converted from GBP to USD at the following exchange rate: 0.6392 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year.

(4)
Mr. Thadaney's total cash severance and value of additional welfare benefits were converted from CAD to USD at the following exchange rate: 1.0301 CAD:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year.

        In the event that a Change in Control occurred on December 31, 2013 and there was no subsequent qualifying termination of employment, the total change-in-control payment for each named executive officer would be the amounts set forth under "Acceleration of Vesting of Stock Options and Restricted Stock Unit Awards, as applicable" above.

        In Mr. Gasser's case, all severance benefits are conditioned on Mr. Gasser's execution and non-revocation of a release.

  Employment Agreement with Mr. Gasser

        On September 15, 2006, Mr. Gasser entered into an employment agreement with the Company to serve as the Chief Executive Officer and President of the Company. Effective on each of August 6, 2008 and April 20, 2010, this agreement was amended and restated (the "Employment Agreement"). The Employment Agreement provides that the term of Mr. Gasser's employment will begin on October 4, 2006 and end on December 31, 2009, with automatic one-year extensions, unless terminated earlier by either party upon 90 days written notice. The Employment Agreement provides that if his employment with the Company is terminated by the Company without Cause (as defined above), if he terminates employment with the Company for Good Reason (as defined below), or if the Company elects not to renew the Employment Agreement, in each case, prior to a Change in Control (as defined above) of the Company, the Company will pay to Mr. Gasser an amount equal to Mr. Gasser's base salary payable through his termination date and a pro-rated portion of the variable incentive compensation Mr. Gasser would have actually earned for the calendar year in which his date of termination occurs (to be paid as and when variable incentive compensation is payable to other executives for that year). The Company will also pay to Mr. Gasser an amount equal to the sum of (i) Mr. Gasser's base salary at the rate then in effect on the date of his termination and (ii) an amount equal to the average variable incentive compensation paid or payable to Mr. Gasser with respect to the three calendar years immediately preceding the calendar year of his termination (including any variable incentive compensation amounts paid in the form of basic units awarded under the Variable Stock Compensation Program). The portion of this amount equal to two times the dollar limit in effect under section 401(a)(17) of the Internal Revenue Code (for 2013, $255,000) for the year in which Mr. Gasser's termination occurs will be paid in installments over the 12-month period following his date of termination. The remaining amount will be paid in a lump sum within thirty (30) days following his date of termination. All outstanding equity awards held by Mr. Gasser that are not vested as of his date of termination, will continue to vest as if he had remained employed by the Company through the first anniversary of his date of termination. Only performance objectives for outstanding equity awards granted, and performance periods that began, before January 2, 2009 will be deemed satisfied as of his termination date. All outstanding options held by Mr. Gasser that are vested as of the termination date will remain exercisable until the earlier of the first anniversary of Mr. Gasser's date of termination or the expiration of the option term in accordance with the terms of the Equity Plan, as applicable, or any successor plan thereto. Any outstanding options that vest during the one-year period following his termination date will remain exercisable until the earlier of the one-year period following the applicable vesting date or the expiration of the option term. The Company will also continue to maintain and provide to Mr. Gasser and his dependents continued medical coverage at the level in effect on his date of termination for one year after his date of termination.

        The following table sets forth the estimated total payments, as well as each component of compensation outlined above and taken into account in determining the total amounts payable that would have been due to Mr. Gasser had a qualifying termination of employment occurred on December 31, 2013, assuming a per share value of the Company's common stock of $20.56 (which was the closing price per share on December 31, 2013).

Name	Total Cash Severance	Value of Additional Medical Coverage(1)	Continued Vesting of Stock Options and Restricted Stock Unit Awards(2)	Total Severance Payments
Robert C. Gasser	$5,750,000	$18,626	$1,144,694	$6,913,320

(1)
Value of additional medical coverage benefits is based on current costs and does not assume increased value for future price increases or ITG providing such additional benefits without benefit of group rates.

(2)
This amount reflects the spread value of options and the face value of restricted stock unit awards granted under the Equity Plan including its subplan, the Variable Stock Compensation Program, vesting during 2014.

        If Mr. Gasser's employment is terminated on account of his death, permanent disability, voluntary resignation other than for Good Reason or by the Company for Cause, Mr. Gasser will be entitled to receive only his base salary through his date of termination, reimbursement of all reimbursable expenses incurred by him prior to such termination, and all other accrued, but unpaid benefits under the Company's benefit plans and programs. In addition, if Mr. Gasser's employment is terminated on account of his death or permanent disability, all outstanding equity awards held by Mr. Gasser as of the date of termination will become fully vested and exercisable (and any performance objectives applicable to awards will be deemed satisfied as of the date of termination) in accordance with the terms of the Equity Plan, as applicable, or any successor plan thereto.

        The Employment Agreement provides that during the term of Mr. Gasser's employment with the Company, and for the one-year period after Mr. Gasser's termination of employment, Mr. Gasser cannot (i) compete with the Company, (ii) solicit in any way the employees of the Company to terminate their employment, or (iii) solicit in any way the customers, suppliers, clients, brokers, licensees or other business relations of the Company to cease doing business with the Company.

        Prior to a change in control, "Good Reason" is defined to include (i) the material diminution of Mr. Gasser's duties, responsibilities, powers or authorities; (ii) the removal of Mr. Gasser from his office as Chief Executive Officer; (iii) the failure to obtain a written assumption of the employment agreement by any person acquiring all or substantially all of the assets of the Company; (iv) a material reduction by the Company of Mr. Gasser's salary, (v) the Company's non-renewal of the term of the agreement; (vi) a material breach by the Company of its obligations under the terms of the agreement or (vii) relocation of Mr. Gasser's principal place of business to a location more than fifty (50) miles from its current location.

Employment Arrangement with Mr. Domowitz

        Pursuant to the terms of Mr. Domowitz's offer letter, if Mr. Domowitz's employment is terminated for any reason and the Company elects to prohibit Mr. Domowitz, for a period of twelve months after he leaves the Company, from engaging in any business, or any business in competition with the business carried on by the Company, then the Company will continue to pay Mr. Domowitz his then-current base salary and bonus during the twelve-month period immediately following his termination of employment. The following table sets forth the estimated total payments that would have been due to Mr. Domowitz had a qualifying termination of employment occurred on December 31, 2013.

Name	Total Cash Severance	Total Severance Payments
Ian Domowitz	$1,200,000	$1,200,000

Agreement with Mr. Stevens

        As previously disclosed, on December 24, 2012, the Company and Mr. Stevens entered into a Separation Agreement pursuant to which they mutually agreed that, effective January 31, 2013 (the "Separation Date"), Mr. Stevens resigned from all of his positions with the Company and its subsidiaries. In consideration for Mr. Stevens' execution and non-revocation of the Separation Agreement and agreement to certain restrictive covenants, the Company paid Mr. Stevens a separation payment of £631,912 ($988,581) in six (6) monthly installments beginning April 2013. In addition, the Company (1) paid Mr. Stevens £2,528 ($3,955) representing the enrollment cost of a private medical plan in the United Kingdom for 2013 and (2) paid approximately $7,327 for tax preparation services by a Company-designated tax services provider. The conversions from GBP to USD are at the following exchange rate: 0.6392 GBP:1 USD, which exchange rate represents the average rate of exchange during the 2013 fiscal year.

        Subject to Mr. Stevens' compliance with the terms of the Agreement, (i) the outstanding stock units awarded to Mr. Stevens pursuant to the grant notices related to Time-based Restricted Stock Unit Awards dated February 23, 2010, February 25, 2011 and February 23, 2012 under the Variable Stock Compensation Program and (ii) a portion of the basic units of the Market-based Restricted Stock Unit Award granted to Mr. Stevens on February 23, 2012 under the Variable Stock Compensation Program vested, or will continue to vest, as applicable, as if Mr. Stevens continued in employment with the Company through each applicable vesting date in the case of the time-based awards and through February 23, 2014 for the performance-based Awards. Such awards were, or will be, as applicable, issued to Mr. Stevens in accordance with the terms of the Variable Stock Compensation Program, provided that he continues to comply with certain provisions in the Agreement. The remaining outstanding stock unit awards related to the performance-based awards granted to Mr. Stevens on February 23, 2012 under the Variable Stock Compensation Program were forfeited on the Separation Date.

PROPOSAL ON
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company's stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

        At our 2013 Annual Meeting, stockholders expressed support for the compensation of our named executive officers, with approximately 79% of the votes cast for the "say-on-pay" advisory (non-binding) resolution approving our executive compensation.

        As described in detail above under Compensation Discussion and Analysis, our executive compensation programs are designed to attract, direct, and retain our named executive officers, who are essential to our success. Under these programs, our named executive officers are rewarded for financial and business results that benefit our stockholders. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

        The Compensation Committee continually reviews the compensation programs for our senior executive team, including our named executive officers, to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices.

        In accordance with Section 14A of the Exchange Act, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at the Company's 2014 Annual Meeting:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Although non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and we will review and consider the voting results when evaluating our executive compensation program in the future.

        The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote will be conducted at our 2015 Annual Meeting of Stockholders.

        Our Board of Directors unanimously recommends that you vote "FOR" this proposal to approve named executive compensation.

 Director Compensation

        Each of our non-employee directors, other than our Chair, receives an annual retainer of $60,000, payable in quarterly installments. Our Chair receives an annual retainer of $160,000, payable in quarterly installments. Under our Amended and Restated Directors' Retainer Fee Subplan, adopted in 2002, the annual retainer fee is payable, at the election of each director, either in (i) cash, (ii) ITG common stock with a value equal to the retainer fee on the grant date, or (iii) under a deferred compensation plan which provides deferred share units with a value equal to the retainer fee on the grant date which convert to freely sellable shares when the director retires from our Board of Directors. Any director who is also an employee is not compensated for serving as a director.

        Each non-employee director also receives fees of $1,000 for attendance at each regular meeting of the Board of Directors and $2,000 for any special Board meetings. Board committee chair annual retainers are $20,000 for the Audit Committee chair, $7,000 for the Compensation Committee chair, and $5,000 for all other Board committee chairs. All committee members receive $1,000 for attendance at each meeting of a committee of the Board of Directors. Directors of the Company are also reimbursed for out-of-pocket expenses.

        Under our Amended and Restated Directors' Equity Subplan adopted in January 2006, and amended and restated in April 2012, we will grant newly-appointed non-employee directors initial restricted stock unit awards valued at $100,000 at, or shortly after, the time of appointment to the Board of Directors. These restricted stock units vest in equal installments on the first, second and third anniversaries of the date of grant. In addition, on the day of each of our annual meetings of stockholders at which directors are elected or reelected by the Company's stockholders, each director who is elected or reelected to serve as a director of the Company at such meeting will be granted restricted stock units valued at $72,000. These annual restricted stock units fully vest on the day immediately preceding the Company's next annual meeting of stockholders at which directors are elected. The shares related to such initial and annual restricted stock unit awards are distributed at the time of vesting unless such distribution is deferred, at the election of each director, until such director resigns from our Board of Directors. Vesting accelerates upon a change in control of the Company or if the director ceases to serve as a non-employee director due to his or her death or disability. Only directors who are not our employees are eligible to participate in this plan.

        Prior to April 2012, under our Amended and Restated Directors' Equity Subplan adopted in January 2006, we granted newly appointed non-employee directors stock options valued at $100,000 and restricted stock unit awards valued at $100,000 at, or shortly after, the time of appointment to the Board of Directors. In addition, non-employee directors were granted stock options valued at $36,000 and restricted stock units valued at $36,000 annually, on the forty-fifth day following each of our annual meetings of stockholders. These options were granted with an exercise price per share equal to 100% of the fair market value of a share of our common stock on the NYSE on the date of grant. Such options expire at the earliest of (1) five years after the date of grant, (2) 12 months after death, disability or retirement after reaching age 65 and (3) 60 days after an optionee ceases to serve as a director for reasons other than death, disability or such retirement. Such options and restricted stock units vest and become exercisable in equal installments on the first, second and third anniversaries of the date of grant. Vesting accelerates upon a change in control of the Company or if the director ceases to serve as a non-employee director due to his or her death or disability. Only directors who are not our employees are eligible to participate in this plan.

        Each director may participate in our Charitable Gifts Matching Program pursuant to which we match 100% of the charitable contributions made by such director up to a maximum dollar amount of $2,000 per person per year.

        The Board adopted stock ownership guidelines for our non-employee directors effective January 1, 2006 in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, non-employee directors are required to beneficially own shares of our common stock and Company restricted share units (both vested and unvested) having an aggregate value of at least three times the annual cash retainer of the individual director. Stock ownership must be achieved by each director by January 1, 2009 or, in the case of directors first elected or appointed to the board of directors after January 1, 2006, within three years after the director's first election or appointment to the Board. To ensure achievement of the ownership goals, directors who have not yet attained the required level of ownership must elect to receive at least one-half of the director's annual cash retainer in the form of common stock or deferred share units until such time as the stock ownership levels have been satisfied. As of December 31, 2013, each member of the Board was in compliance with his or her ownership guideline.

 Director Compensation Table

        The following table sets forth the total director compensation in 2013 (including for J. William Burdett who retired from the Board on November 16, 2013), as well as each component of compensation outlined above.

Name	Fees earned or paid in cash ($)(1)(3)	Stock Awards ($)(2)(4)	Total ($)
(a)	(b)	(c)	(d)
J. William Burdett(3)	86,500	72,000	158,500
Minder Cheng	78,027	72,000	150,027
Christopher V. Dodds	102,000	72,000	174,000
Timothy L. Jones	85,027	72,000	157,027
Maureen O'Hara	192,029	72,000	264,029
Kevin J.P. O'Hara	85,027	72,000	157,027
Steven S. Wood	84,965	72,000	156,965

(1)
The amounts shown in column (b) include the annual retainers earned by each director and meeting attendance fees. The following directors elected to receive their annual retainer in deferred ITG common stock: Ms. O'Hara and Messrs. Jones, O'Hara and Wood. Mr. Cheng elected to receive his annual retainer in ITG common stock.

(2)
The amounts shown in column (c) represent the aggregate grant date fair value of restricted stock unit awards awarded to each of the directors, as determined pursuant to FASB ASC Topic 718. The fair value of the stock awards for 2013 was determined using the valuation methodology and assumptions set forth in Note 2 to the Company's consolidated financial statements included in the 2013 Annual Report, which are incorporated herein by reference.

(3)
In consideration of Mr. Burdett's 12 years of dedication and service to the Company, the Board of Directors decided to accelerate the vesting of all of Mr. Burdett's outstanding equity awards, which approximated $132,000.

(4)
The following chart shows (a) the annual restricted stock units granted to each of the directors and (b) any deferred share units received as payment for the 2013 annual retainer fee (or with respect to Mr. Cheng, any shares of ITG common stock received as payment for his 2013 annual retainer fee), together with the fair value of such awards:

Name	Grant Date	Number of Units(a)		Fair Value at date of grant
J. William Burdett	6/11/13	5,129		$72,000
Minder Cheng	6/11/13	5,129		$72,000
	1/2/13	1,581	(b)	$15,000
	4/1/13	1,379	(b)	$15,000
	7/1/13	1,040	(b)	$15,000
	10/1/13	952	(b)	$15,000
Christopher V. Dodds	6/11/13	5,129		$72,000
Timothy L. Jones	6/11/13	5,129		$72,000
	1/2/13	1,581	(b)	$15,000
	4/1/13	1,379	(b)	$15,000
	7/1/13	1,040	(b)	$15,000
	10/1/13	952	(b)	$15,000
Maureen O'Hara	6/11/13	5,129		$72,000
	1/2/13	4,215	(b)	$40,000
	4/1/13	3,677	(b)	$40,000
	7/1/13	2,773	(b)	$40,000
	10/1/13	2,537	(b)	$40,000
Kevin J.P. O'Hara	6/11/13	5,129		$72,000
	1/2/13	1,581	(b)	$15,000
	4/1/13	1,379	(b)	$15,000
	7/1/13	1,040	(b)	$15,000
	10/1/13	952	(b)	$15,000
Steven S. Wood	6/11/13	5,129		$72,000
	1/2/13	1,581	(b)	$15,000
	4/1/13	1,379	(b)	$15,000
	7/1/13	1,040	(b)	$15,000
	10/1/13	952	(b)	$15,000

  (a)
  As of December 31, 2013, each of Messrs. Cheng, Dodds, Jones, O'Hara and Wood, and Ms. O'Hara, had, in the aggregate, 6,115 restricted stock units outstanding. Mr. Burdett did not have any restricted stock units outstanding. As of December 31, 2013, Mr. Jones, Ms. O'Hara, Mr. O'Hara and Mr. Wood had, in the aggregate, 37,426, 74,238, 24,331 and 30,937 deferred share units outstanding, respectively. As of December 31, 2013, Mr. Burdett, Mr. Cheng, Mr. Dodds, Mr. Jones, Ms. O'Hara, Mr. O'Hara and Mr. Wood had, in the aggregate, 18,677, 27,344, 18,677, 18,677, 18,677, 18,677 and 29,864 stock options outstanding, respectively.

  (b)
  The amounts shown represent the deferred share units (or, with respect to Mr. Cheng, shares of ITG common stock) received as payment for the 2013 annual retainer fee under the Amended and Restated Directors' Retainer Fee Subplan.

 CORPORATE GOVERNANCE

Board Meetings; Committees; and Director Nominations Process

        Our Board of Directors held eight meetings during 2013. In addition, there were a total of 23 committee meetings in 2013. Each member of the Board of Directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during fiscal year 2013 and (b) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal year 2013. Board members are expected to attend our annual stockholders' meetings. At our 2013 Annual Meeting of Stockholders, all members of the Board of Directors and nominees for election to the Board were present. Our non-management directors meet in regularly scheduled executive sessions without any management or management directors present. Our Chair, Ms. O'Hara, presided over such executive sessions in 2013. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Technology Committee. Each committee of the Board of Directors is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors as it determines necessary to carry out its duties and any expenses in connection with such advice or assistance will be borne by the Company.

        The current Audit Committee members are Mr. Dodds (Chair), Mr. Jones, Mr. O'Hara and Ms. O'Hara. As determined by the Board, all four directors meet the independence requirements, financial literacy and other criteria established by the NYSE. The Audit Committee is appointed by the Board to be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and for assisting the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence and (4) the performance of the Company's internal audit function and independent auditors. These functions are described more fully under "Report of the Audit Committee." Our Board of Directors has determined that Mr. Dodds, Chair of the Audit Committee, is a "financial expert" as defined in the Exchange Act. During 2013, there were eight meetings of the Audit Committee.

        The current Compensation Committee members are Mr. Wood (Chair), Mr. Cheng, Mr. O'Hara and Ms. O'Hara. As determined by the Board, all four directors meet the independence requirements of the NYSE. In addition, each director serving on the Compensation Committee (1) is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and (2) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. No Compensation Committee member is either a current or former employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. The Compensation Committee is appointed by the Board to discharge its responsibilities relating to compensation of our directors and members of our Executive Committee. The Compensation Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs as further described below. During 2013, there were eight meetings of the Compensation Committee.

        The current Nominating and Corporate Governance Committee members are Ms. O'Hara (Chair), Mr. Cheng and Mr. Dodds. The Nominating and Corporate Governance Committee is appointed by the Board (1) to identify individuals qualified to become Board members, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders, (2) to develop and recommend to the Board the corporate governance guidelines applicable to the Company, (3) to oversee a review of the Board's and its committees' performance and of management's performance with respect to the corporate governance of the Company and (4) to recommend to the Board director nominees for chairman and membership appointments for each committee, including the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and senior executives of the Company; firms that specialize in identifying director candidates (which firms may earn a fee paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, stockholders of the Company. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the needs of the Board and the Company at that time, given the then-current mix of director attributes. In particular, the Committee's process for evaluating candidates includes investigation of the person's specific experiences and skills, international versus domestic experience, time availability in light of commitments, legal and regulatory requirements, potential conflicts of interest and independence from management and the Company. The Nominating and Corporate Governance Committee also considers diversity in identifying director candidates and endeavors to have a Board representing diverse experience in areas that will contribute to our Board's ability to perform its roles relating to oversight of the Company's business, strategy and risk exposure. Without limiting the generality of the preceding sentence, the Nominating and Corporate Governance Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

        Candidates recommended by a stockholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from stockholders of the Company for director nominees for the 2014 Annual Meeting. Stockholders who wish to submit nominees for director consideration by the Nominating and Corporate Governance Committee may do so by submitting such nominees' names in writing, in compliance with the procedures and along with the other information required by our Bylaws, to Investment Technology Group, Inc., Attn: Corporate Secretary, One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006.

        During 2013, there were four meetings of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a charter, which is available on our website at www.itg.com/corporate-governance/.

        The current Technology Committee members are Mr. Jones (Chair), Mr. Cheng and Mr. Wood. The Technology Committee members are appointed by the Board to review and assess the development of our technology and to advise the Board and management on matters involving our technology and the acquisition of technology. During 2013, there were three meetings of the Technology Committee.

Board Leadership Structure and Risk Oversight

        Our Board of Directors has determined that having an independent director serve to chair the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

        The Board, including through its committees, is actively involved in oversight of the risks that could affect the Company. Our Audit Committee discusses major financial risk exposures and how management monitors and controls such exposures, while our evaluation of any risk arising from our compensation policies and practices is conducted primarily by our Compensation Committee. It is the full Board of Directors, however, that has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through reports from officers responsible for oversight of particular risks within the Company. In addition, the Board reviews, at least annually, the status of the major risks facing the Company together with management's mitigation efforts related to those risks. We believe that our Board leadership structure facilitates careful oversight of risk to the Company.

The Compensation Committee

        The Compensation Committee has overall responsibility for approving and evaluating our compensation plans, policies and programs for our directors and key executives. Members of the Compensation Committee are appointed by the Board, generally on the recommendation of the Nominating and Corporate Governance Committee. The Compensation Committee members may be removed and replaced by the Board.

        The Compensation Committee operates under a charter, which is available on our website at www.itg.com/corporate-governance/.

        The Compensation Committee's authority and responsibilities include the following:

  •
  Annually (and, with respect to directors, periodically) review and make recommendations to the Board with respect to the compensation programs of all directors and the Executive Committee (including each of the named executive officers), including variable incentive compensation plans and equity-based awards.

  •
  Annually review and approve, for our Chief Executive Officer and the members of the Executive Committee:

  •
  The annual base salary level;

  •
  The variable incentive opportunity level (including the mix of cash and equity);

  •
  Employment agreements, severance arrangements and change-in-control agreements/provisions, as appropriate; and

  •
  Any special or supplemental benefits, as appropriate.

  •
  Exercise the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of compensation for the Chief Executive Officer, the other members of the Executive Committee and directors, including sole authority to approve any compensation consultant's fees and other retention terms.

  •
  Exercise the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it determines necessary to carry out its duties.

  •
  Annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of these goals and objectives, report the results of such evaluation to the Board, and set the Chief Executive Officer's compensation levels based on this evaluation.

        Since December 2007, the Compensation Committee engaged McLagan as its compensation consultant. The Compensation Committee retains the sole ability to hire and fire the consultant and considers the consultant to be independent. At the direction of the Company, services provided by McLagan included top management peer group analysis, review of compensation philosophy, competitive compensation benchmarking for the Executive Committee, industry research on competitive design of compensation programs, presentation and analysis of compensation design alternatives and other technical advice. The consultants did not provide recommendations on compensation decisions for individual members of the Executive Committee.

        The Company requested and received information from McLagan addressing potential conflicts of interest, including information regarding the following: (1) other services provided to the Company by the consultant; (2) fees paid by the Company as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from our directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that the work of the consultant did not raise any conflict of interest.

        At the Compensation Committee's request, members of management attend portions of Compensation Committee meetings. During 2013, they included the Chief Executive Officer, Chief Financial Officer, General Counsel and Head of Human Resources. On an annual basis, the Chief Executive Officer presents a summary of his performance appraisal of each member of our Executive Committee, along with his compensation recommendations.

        At each Compensation Committee meeting, the Compensation Committee had the opportunity to call for an executive session. No members of management, consultants or other outsiders attended executive sessions, except, in some circumstances, consultants from McLagan. Among other topics, discussions and decisions regarding Chief Executive Officer compensation took place during these executive sessions.

Code of Ethics

        Our Board of Directors has adopted a Code of Business Conduct and Ethics governing the conduct of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. A copy of the Code of Business Conduct and Ethics is available on our website at www.itg.com/corporate-governance/. We intend to disclose future amendments to, or waivers from, the Code of Business Conduct and Ethics on our website within four business days following the date of any such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

        During 2013, the members of the Compensation Committee were J. William Burdett (Chair until June 11, 2013 and member until November 16, 2013, the date of his retirement from the Board and all committees), Minder Cheng (appointed to the Committee on November 16, 2013), Kevin J. P. O'Hara, Maureen O'Hara and Steven S. Wood (appointed Chair on June 11, 2013). The Compensation Committee was during 2013, and continues to be, comprised entirely of independent directors.

NYSE Certification

        The Chief Executive Officer of ITG made an unqualified certification to the NYSE with respect to the firm's compliance with the NYSE corporate governance listing standards in July of 2013.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 2007, the Board adopted a written policy on Procedures for the Review of Related Person Transactions which was amended in early 2011. Under this policy, each director, director nominee and executive officer of the Company is required to notify the Company's General Counsel in writing of any direct or indirect material interest that such person or an immediate family member has in a Related Person Transaction (as defined below). The General Counsel shall submit to the Audit Committee (or any designated member) the Related Person Transaction for review and the Audit Committee (or any designated member) shall approve or disapprove the Related Person Transaction.

        A "Related Person Transaction" means any transaction (1) that is currently proposed, or has been in effect at any time since the beginning of the Company's most recent fiscal year in which the Company was or is to be a participant, (2) the amount of which exceeds $120,000 and (3) in which a related person (as defined in the policy and which includes a director, director nominee or executive officer of the Company or any of their immediate family members) has or will have a direct or indirect material interest. The types of transactions that are covered by this policy include: legal, investment banking, consulting, or management services provided to the Company by a related person or a business entity with which the related person is affiliated; sales, purchases and leases of real or personal property between the Company and a related person or a business entity with which a related person is affiliated; contributions by the Company to a civic or charitable organization for which a related person serves as an executive officer; or indebtedness or guarantees of indebtedness involving the Company and a related person or a business entity with which the related person is affiliated.

        The standards to be applied pursuant to this policy in determining approval include whether the Related Person Transaction is fair and reasonable to the Company and consistent with the best interests of the Company, the business purpose of the transaction, whether the transaction is entered into on an arms-length basis on terms fair to the Company, whether the transaction is in the ordinary course of the Company's business, whether such a transaction would violate any provisions of the Company's Code of Business Conduct and Ethics and the effect of the transaction on the Company's business and operations. All Related Person Transactions are required to be disclosed to the Audit Committee and any material Related Person Transaction is required to be disclosed to the full Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

        The following table sets forth certain information, as of April 1, 2014 (unless otherwise indicated), regarding beneficial ownership of our common stock by (1) each director, (2) each named executive officer, (3) all current directors and executive officers as a group and (4) each person known by us to beneficially own 5% or more of our common stock. For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire within 60 days after April 1, 2014, but such shares are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each stockholder listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares. The mailing address of the parties listed below is our principal business address unless otherwise indicated.

Directors	Shares of ITG Common Stock Beneficially Owned		Percentage of ITG Common Stock Beneficially Owned
Robert C. Gasser	355,172	(1,2,4)	*
Minder Cheng	63,902	(1,2)	*
Christopher V. Dodds	43,161	(1,2)	*
Timothy L. Jones	66,277	(1,2,3)	*
Kevin J.P. O'Hara	63,952	(1,2,3)	*
Maureen O'Hara	128,551	(1,2,3)	*
Steven S. Wood	67,611	(1,2,3)	*
Named Executive Officers (Other than Mr. Gasser)
Robert J. Boardman	88,050	(2)	*
Ian Domowitz	134,427	(2)	*
David Stevens	38,662	(2)	*
Nicholas Thadaney	34,878	(2)(5)	*
Steven R. Vigliotti	84,510	(2)	*
All current directors and executive officers as a group (17 persons)	1,428,128	(1,2,3,4,5)	3.87%
5% stockholders
BlackRock, Inc.	4,005,552	(6)	11.13%
The Vanguard Group, Inc.	2,276,650	(7)	6.32%
Munder Capital Management	1,959,853	(8)	5.44%
Wellington Management Company, LLP	1,863,232	(9)	5.18%

*
Less than 1%.

(1)
Beneficial ownership includes stock options that are exercisable at April 1, 2014, or within 60 days thereafter, as follows: Mr. Gasser: 192,733; Mr. Cheng: 24,500; Mr. Dodds: 15,833; Mr. Jones: 15,833; Mr. O'Hara: 15,833; Ms. O'Hara: 15,833; Mr. Wood: 27,020; and all current directors and executive officers as a group: 307,585.

(2)
Beneficial ownership includes unvested time-based restricted stock unit awards including those granted under our Variable Stock Compensation Program, as follows: Mr. Gasser: 109,467; Mr. Cheng: 6,115; Mr. Dodds: 6,115; Mr. Jones: 6,115; Mr. O'Hara: 6,115; Ms. O'Hara: 6,115; Mr. Wood: 6,115; Mr. Boardman: 54,618; Mr. Domowitz: 26,506; Mr. Thadaney: 10,954; Mr. Stevens: 13,784; Mr. Vigliotti: 36,647 and all current directors and executive officers as a group: 468,996. Until such awards become vested, the individual has no voting power or dispositive power with respect to the underlying shares. Beneficial ownership includes common stock as follows: Mr. Gasser: 52,572; Mr. Cheng: 33,287; Mr. Dodds: 21,213; Mr. Jones: 5,429; Mr. O'Hara: 17,673; Ms. O'Hara: 28,434; Mr. Wood: 2,065; Mr. Boardman: 33,432; Mr. Domowitz: 107,921; Mr. Stevens: 24,878; Mr. Thadaney: 22,523; Mr. Vigliotti: 47,863; and all current directors and executive officers as a group: 472,898. Beneficial ownership excludes unvested Market-based Restricted Stock Unit Awards and unvested cash-settled Time-based Restricted Stock Unit Awards.

(3)
Beneficial ownership includes deferred share units as follows: Mr. Jones: 38,900; Mr. O'Hara: 24,331; Ms. O'Hara: 68,169; Mr. Wood: 32,411; and all directors as a group: 173,811. Deferred share units represent a right to acquire the underlying shares when a director retires from our Board of Directors.

(4)
Beneficial ownership includes 400 shares of common stock held in UTMA custodial accounts on behalf of Mr. Gasser's children.

(5)
Beneficial ownership includes shares held under the Investment Technology Group, Inc. Amended and Restated Employee Stock Purchase Plan ("ESPP") as follows: Mr. Thadaney: 1,401; and all current directors and executive officers as a group: 4,438.

(6)
Information regarding the number of shares beneficially owned is as of December 31, 2013 and was derived from a Schedule 13G, as amended, filed on January 16, 2014, by BlackRock, Inc. ("BlackRock") in its capacity as a parent holding company. BlackRock has sole voting power over 3,889,048 shares of our common stock and sole dispositive power over 4,005,552 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2014. The address of BlackRock is 40 East 52nd Street, New York NY 10022.

(7)
Information regarding the number of shares beneficially owned is as of December 31, 2013 and was derived from a Schedule 13G filed on February 11, 2014, as amended, by The Vanguard Group, Inc. ("Vanguard") in its capacity as an investment adviser. Vanguard has sole voting power over 60,324 shares of our common stock, sole dispositive power over 2,218,926 shares of our common stock, and shared dispositive power over 57,724 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2014. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Information regarding the number of shares beneficially owned is as of December 31, 2013 and was derived from a Schedule 13G filed on February 12, 2014 jointly by Munder Capital Management ("Munder"), in its capacity as a parent holding company and as an investment advisor, and by Integrity Asset Management, LLC ("Integrity") in its capacity as an investment adviser. The 13G states that Munder is the sole owner of Integrity. According to the 13G, Integrity is the beneficial owner of 1,957,236 shares (5.44% of the outstanding class at April 1, 2014), which shares are included in the shares listed in the table above. According to the 13G, Munder has sole voting power over 2,617 shares of our common stock, shared voting power over 1,724,303 shares of our common stock, sole dispositive power over 2,617 shares of our common stock, and shared dispositive power over 1,957,236 shares of our common stock. Integrity has sole voting power over 1,724,303 shares of our common stock and sole dispositive power over 1,957,236 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2014. The address of Munder is 480 Pierce St., Birmingham, MI 48009 and the address of Integrity is 18500 Lake Road, Suite 300, Rocky River, OH 44116.

(9)
Information regarding the number of shares beneficially owned is as of December 31, 2013 and was derived from a Schedule 13G filed on February 14, 2014, as amended, by Wellington Management Company, LLP ("Wellington") in its capacity as an investment adviser. Wellington has shared voting power over 1,728,963 shares of our common stock and shared dispositive power over 1,863,232 shares of our common stock. The percentage of the outstanding class is calculated based on outstanding shares at April 1, 2014. The address of Wellington is 280 Congress Street, Boston, MA 02210.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2013 with respect to the shares of common stock that may be issued to our employees and directors under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(c)
Equity compensation plans approved by security holders(a)	2,629,775	$17.29	3,606,031
Equity compensation plans not approved by security holders(d)	151,778	—	—
Total	2,781,553	$17.29	3,606,013

(a)
Consists of the Equity Plan (including its subplans) and the ESPP.

(b)
The weighted average exercise price relates only to outstanding options only. Shares underlying time- and performance-based stock units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price. If such awards were taken into account in such calculation, the weighted-average exercise price would be $2.26 for equity compensation plans approved by stockholders and $2.13 for equity compensation plans not approved by stockholders.

(c)
Shares remaining available for future issuance under the various plans include: (i) 3,205,645 securities to be issued pursuant to the Equity Plan (including its subplans) and (ii) 400,386 securities to be issued pursuant to the ESPP.

(d)
Consists of (a) 91,336 shares of Company common stock that may be issued under stand-alone time- and performance-based vesting stock unit award agreements entered into as a material inducement of employment with the Company to certain employees of Majestic Research Corp. ("Majestic") in connection with the Company's acquisition of Majestic on October 25, 2010 and pursuant to Section 303A.08 of the NYSE Listed Company Manual and (b) 60,442 shares of Company common stock that may be issued under stand-alone time-based vesting stock unit award agreements entered into as a material inducement of employment with the Company to certain employees of Ross Smith Energy Group, Ltd. ("RSEG") in connection with the Company's acquisition of RSEG on June 3, 2011 and pursuant to Section 303A.08 of the NYSE Listed Company Manual.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of our Company. Directors, executive officers and greater than 10% stockholders are required by Section 16a-3(e) of the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on a review of the copies of the forms we prepared and written representations from our executive officers and directors, we believe that all persons subject to the reporting requirements of Section 16(a) have otherwise filed the required reports with respect to 2013 (and 2014 to date) on a timely basis, except that, due to an administrative error, a Form 4 report relating to the February 5, 2014 grant of restricted stock units under the Equity Plan for Mr. Boardman was filed late on February 10, 2014.

 REPORT OF THE AUDIT COMMITTEE

        At the time of this report, the Audit Committee of ITG's Board of Directors was composed of four non-employee directors. The Board of Directors determined during 2013 that each of those directors satisfied independence requirements, financial literacy and other criteria established by NYSE listing standards. Our Audit Committee charter is available on our website at http://www.itg.com/corporate-governance/committee-charters-audit/. This charter complies with requirements imposed upon audit committees under the Sarbanes-Oxley Act and under the NYSE listing standards.

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by ITG for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and to assist the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent registered public accounting firm's ("independent auditor's") qualifications and independence and (4) the performance of the Company's internal audit function and independent auditors. Management has the primary responsibility for ITG's consolidated financial statements and the reporting process, including the internal control systems. ITG's independent auditors are responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

        KPMG LLP ("KPMG") served as ITG's independent auditor for 2013, and the Audit Committee has recommended that KPMG be elected in that capacity for 2014. See "Ratification of Selection of Independent Auditors."

        The Audit Committee has reviewed and discussed with management and KPMG representatives ITG's audited consolidated financial statements for the year ended December 31, 2013. It has also discussed with KPMG the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received the written disclosures from KPMG in accordance with the applicable requirements of the PCAOB regarding KPMG's independence and has discussed with KPMG the auditors' independence. We have determined that KPMG's provision of certain limited non-audit services is compatible with their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2013 be included in ITG's 2013 Annual Report.

Audit Committee

Christopher V. Dodds, Chairman
Timothy L. Jones
Kevin J.P. O'Hara
Maureen O'Hara

PROPOSAL ON
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        KPMG was our independent auditor for the years ended December 31, 2013 and 2012. On February 25, 2014, KPMG was appointed by the Audit Committee to serve as our independent auditor for 2014.

        The ratification of the appointment of KPMG is being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the Board of Directors will consider the appointment of other accountants.

        Our Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of KPMG as our independent auditor for the 2014 fiscal year.

        A representative of KPMG, the independent auditor who audited our consolidated financial statements for 2013, is expected to be present at the Annual Meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

Fees to our Independent Auditor

        The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for audit-related services, tax services and all other services rendered by KPMG for such periods.

	2013	2012
	(Dollars in thousands)
Audit fees(1)	1,920	1,964
Audit-related fees(2)	15	31
Tax fees(3)	140	91
All other fees	—	—

Total	2,075	2,086

(1)
The aggregate fees incurred include amounts for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and amounts for the audit of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, including in each case services related thereto such as statutory audits, consents, and assistance with, and review of, documents filed with the SEC and other regulatory bodies.

(2)
The audit-related fees primarily relate to attestation services provided to our U.S. broker-dealer.

(3)
The aggregate fees incurred for tax services include amounts in connection with tax compliance and tax consulting services.

Pre-approval of Services by the Independent Auditor

        The Audit Committee has adopted policies and procedures for pre-approval of audit and permitted non-audit services by our independent auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific engagements that were not previously pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or earlier if required.

        The Audit Committee has authorized the Company's Chief Financial Officer to engage the Company's independent auditor to perform special non-audit projects (including tax compliance projects), provided that (a) the fees payable in respect of such projects do not exceed $10,000 for any individual project and $100,000 in the aggregate in any given calendar year, (b) to the extent that the fees payable in respect of any such project are greater than $10,000, but less than or equal to $20,000, the Company's Chief Financial Officer shall obtain prior approval from the Audit Committee's chair, (c) to the extent the fees payable in respect of such project are expected to exceed $20,000, separate prior Audit Committee approval shall be obtained and (d) the subject matter of such projects is permitted to be performed under the SEC's and the PCAOB's independence rules. Any projects approved in accordance with (a) and (b) will be brought to the attention of the Audit Committee at its next meeting.

        The Audit Committee will regularly review summary reports detailing all services being provided to ITG by its independent auditor.

CONTACTING THE BOARD OF DIRECTORS

        You or any interested party may communicate with our Board of Directors, including our non-management directors and the Chair of the Audit Committee, by sending a letter addressed to the ITG Board of Directors or any individual director, c/o Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Corporate Secretary. Any complaints or concerns relating to ITG's accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee. Other concerns will be referred to the Chair of the Board with a copy to the Chair of the Nominating and Corporate Governance Committee. Any complaints or concerns may be reported anonymously or confidentially. ITG strictly prohibits any retaliation for reporting a possible violation of law, ethics, or firm policy regardless of whom the report concerns.

WHERE YOU CAN FIND MORE INFORMATION

        As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about our Company. You can inspect and copy these materials at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet Site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials of our Company at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and on our website at http://investor.itg.com.

        If you are one of our stockholders and would like to receive a copy of any document referred to in this Proxy Statement, you should call or write to Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Investor Relations (telephone: (800) 991-4484). In order to ensure timely delivery of the documents prior to the Annual Meeting, you should make any such request not later than May 29, 2014.

        You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to give any information different from the information contained in this Proxy Statement. This Proxy Statement is dated April 23, 2014. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the distribution of this Proxy Statement to stockholders shall not mean otherwise.

 OTHER MATTERS; STOCKHOLDER PROPOSALS
FOR THE 2015 ANNUAL MEETING OF ITG

        As of the date of this Proxy Statement, our Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting, other than as described in this Proxy Statement. If any other matters shall properly come before the Annual Meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

        Stockholders who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 Annual Meeting must submit their proposals to our Corporate Secretary on or before December 24, 2014. Such proposals must also comply with the requirements of Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        Under our Bylaws, for director nominations or other business to be properly brought before the 2015 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present must be delivered to Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than February 12, 2015 and no later than March 14, 2015. Such notices must also comply with the other requirements of our Bylaws.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M73795-P47782 ONE LIBERTY PLAZA 165 BROADWAY NEW YORK, NEW YORK 10006 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on June 11, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ITG2014 You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on June 11, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ! ! ! ! ! ! For Against Abstain INVESTMENT TECHNOLOGY GROUP, INC. 2. Ratification of the appointment of KPMG LLP as the company's independent registered public accountants for the fiscal year ending December 31, 2014. 3. Approval of the company's executive compensation. 1. Election of Directors Nominees: The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: 01) Minder Cheng 02) Christopher V. Dodds 03) Robert C. Gasser 04) Timothy L. Jones 05) Kevin J.P. O'Hara 06) Maureen O'Hara 07) Steven S. Wood Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. For address changes and/or comments, please check this box and write them on the back where indicated. !

M73796-P47782 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K, together with Amendment No. 1 thereto are available at www.proxyvote.com. INVESTMENT TECHNOLOGY GROUP, INC. Annual Meeting of Stockholders June 12, 2014 11:30 AM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors of the Company. The stockholder signing on the reverse of this proxy card appoints each of Robert C. Gasser, Steven R. Vigliotti and P. Mats Goebels as proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Investment Technology Group, Inc. held of record by the undersigned on April 16, 2014 or which the undersigned would otherwise be entitled to vote at the Annual Meeting of Stockholders to be held on June 12, 2014, and any adjournment thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting. Continued and to be voted on reverse side Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)